EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among:

Acer Inc.,

a company organized under the laws of the Republic of China;

Galaxy Acquisition Corp.,

a Delaware corporation; and

Gateway, Inc.,

a Delaware corporation

Dated as of August 27, 2007

i

Table of Defined Terms

The following terms are defined in the Section of this Agreement set forth after such term below:

Acceptance Time	Section 1.4(a)
Acquisition Sub	Introductory Paragraph
Affiliate	Exhibit A
Agreement	Exhibit A
Appraisal Shares	Section 2.10(c)
Assignment Option	Section 7.2(a)(iii)
Auction	Section 7.2(b)(ii)
Auction Notice	Section 7.2(b)(i)
Balance Escrow Deposit	Section 5.11(c)
Bidders	Section 7.2(b)(ii)
Certificate	Section 2.7
Certificate of Merger	Section 2.3
CFIUS	Annex I
CFIUS Approval	Section 5.4(b)
Charter Documents	Section 3.2
Closing	Section 2.3
Code	Exhibit A
Company	Introductory Paragraph
Company Adverse Recommendation Change	Section 5.2(a)
Company Convertible Notes	Exhibit A
Company Disclosure Schedule	Section 3
Company IP	Exhibit A
Company Material Adverse Effect	Exhibit A
Company Options	Exhibit A
Company Proxy Statement	Section 5.3
Company Returns	Section 3.12(a)
Company Rights	Exhibit A
Company Rights Agreement	Exhibit A
Company SEC Documents	Section 3.4(a)
Company Shares	Exhibit A
Company Stock Plans	Exhibit A
Company Stockholders Meeting	Section 5.3
Company’s Expenses	Exhibit A
Confidential Information	Section 5.5
Confidentiality Agreement	Exhibit A
Continuing Employees	Section 5.9(a)
DGCL	Section 1.3(a)
Effect	Exhibit A
Effective Time	Section 2.3
Employee Benefit Plans	Section 3.13(a)
Entity	Exhibit A
Environmental Law	Exhibit A
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Escrow Account	Section 5.11(c)
Escrow Agent	Section 5.11(c)
Escrow Agreement	Section 5.11(c)
Escrow Deposit	Section 5.11(c)

Exchange Act	Exhibit A
Exon-Florio	Section 3.21
FIRPTA Certificate	Section 5.17
GAAP	Exhibit A
Governmental Authorization	Exhibit A
Governmental Entity	Exhibit A
Hazardous Substances	Exhibit A
HIPPAA	Section 3.13(c)
HSR Act	Exhibit A
Indemnified Party	Section 5.10(d)
Independent Person	Section 7.2(b)(ii)
Individual	Section 3.25
Initial Escrow Deposit	Section 5.11(c)
Initial Expiration Date	Section 1.1(d)
Internal Controls	Section 3.4(f)
IP Rights	Exhibit A
IRS	Section 3.13(d)
Knowledge	Exhibit A
Latest Balance Sheet	Exhibit A
Leased Real Property	Section 3.7(c)
Legal Proceeding	Exhibit A
Legal Requirement	Exhibit A
Letter Agreement	Section 3.25
Material Contract	Section 3.8(b)
Merger	Recitals
Merger Consideration	Section 2.5(c)
Merger Recommendation	Section 1.3(a)
Minimum Amount	Section 5.11(c)
Minimum Tender Condition	Annex I
Non-Affiliate Plan Fiduciary	Section 3.13(c)
NYSE	Section 1.2
Offer	Recitals
Offer Commencement Date	Section 1.1(a)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.2
Offer Price	Recitals
Offer Recommendation	Section 1.3(a)
Option Consideration	Section 2.6
Parent	Introductory Paragraph
Parent’s Expenses	Exhibit A
Paying Agent	Section 2.8(a)
Pension Plans	Section 3.13(d)
Permitted Encumbrances	Exhibit A
Person	Exhibit A
Preferred Shares	Section 3.3(a)
Real Property Leases	Section 3.7(c)
Registered IP	Section 3.6(a)
Representatives	Section 5.2(a)
Restricted Company Shares	Exhibit A
River	Section 5.11(c)
River Closing Date	Section 5.11(a)
River Expenses	Section 5.11(c)

River Fee	Section 7.2(a)(i)
River Offer	Section 5.11(a)
River Shares	Section 5.11(a)
River Transaction	Section 5.11(a)
Schedule 14D-9	Section 1.3(b)
SEC	Exhibit A
Securities Act	Exhibit A
Series B Preferred	Section 3.3(a)
Share Purchase Contract	Section 5.11(a)
Software	Exhibit A
Subsequent Offering Period	Section 1.1(e)
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Surviving Corporation	Section 2.1
Takeover Proposal	Exhibit A
Tender and Support Agreement	Recitals
Termination Amount	Section 7.4(a)
Third Party	Exhibit A
Third Party Bidder	Section 7.2(b)(ii)
Top-Up Closing	Section 1.6(c)
Top-Up Notice	Section 1.6(c)
Top-Up Option	Section 1.6(a)
Top-Up Option Company Shares	Section 1.6(a)
Transfer Notice	Section 5.11(a)
Walk Away Date	Exhibit A

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of August 27, 2007, by and among: Acer Inc., a company organized under the laws of the Republic of China (“Parent”); Galaxy Acquisition Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Acquisition Sub”); and Gateway, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Acquisition Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Company to be acquired upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company, Acquisition Sub shall make a tender offer to acquire all of the issued and outstanding Company Shares, including the associated Company Rights, upon the terms and subject to the conditions set forth in this Agreement for a price per share of $1.90 (such price, or any higher price per share as may be paid pursuant to the Offer (as defined below), is hereafter referred to as the “Offer Price”), net to the sellers in cash. Such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, is referred to in this Agreement as the “Offer.”

C. After acquiring Company Shares pursuant to the Offer, Acquisition Sub shall merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”), which will result in the Company becoming a direct or indirect wholly owned subsidiary of Parent.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, Avalon Capital Group LLC is entering into a Tender and Support Agreement substantially in the form attached as Exhibit B (the “Tender and Support Agreement”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Section 7 or any of the events described in paragraphs (a), (b), (c) (to the extent performance is required), (d) or (e) of Annex I hereto shall have occurred and be continuing, as promptly as practicable, but in any event within ten days, after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Company Shares at the Offer Price (including any Restricted Company Shares). The obligations of Acquisition Sub to accept for payment and pay for any Company Shares validly tendered pursuant to the Offer (and not properly withdrawn) shall be subject to the satisfaction or waiver of only those conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions, as soon as possible after the expiration of the Offer (or, if Acquisition Sub elects to provide for a Subsequent Offering Period in accordance with Section 1.1(e), as soon as possible after the expiration of the “initial offering period” (as such term is used in Rule 14d-11 under the Exchange Act)). Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment all Company Shares validly tendered (and not properly withdrawn) pursuant to the Offer. As promptly as practicable after the acceptance for payment of any Company Shares tendered pursuant to the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) pay for such Company Shares. Parent shall provide or cause to be provided to Acquisition Sub on a timely basis funds in an amount sufficient to purchase all Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer (including in any Subsequent Offering Period), and Acquisition Sub shall maintain such funds exclusively for such purpose.

(c) Acquisition Sub expressly reserves the right to waive any of the Offer Conditions without the prior written consent of the Company, subject to the following sentence. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Acquisition Sub shall (without the prior written consent of the Company):

(i) change or waive the Minimum Tender Condition (as defined in Annex I);

(ii) reduce the Offer Price or decrease the number of Company Shares sought to be purchased in the Offer;

(iii) extend or otherwise change the expiration date of the Offer (except to the extent required or permitted pursuant to Section 1.1(d));

(iv) change the form of consideration payable in the Offer;

(v) impose any condition to the Offer in addition to the Offer Conditions or add to the Offer Conditions; or

(vi) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting the holders of Company Shares.

(d) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any of the Offer Conditions are not satisfied or waived then Acquisition Sub shall, until such time as such conditions are satisfied or waived, extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date or such other date for one or more periods ending no later than the Walk Away Date, until such Offer Conditions are satisfied or, as applicable, waived by Parent and Acquisition Sub; provided that any such extension shall be in increments of not more than three business days (unless a longer period of time is agreed to by the Company in writing, such agreement not to be unreasonably withheld). Any individual extension of the Offer pursuant to the preceding sentence shall not exceed 10 business days and in no event shall the Offer extend beyond the Walk Away Date without the mutual written consent of the Company and Parent. Notwithstanding the foregoing, the Offer also shall be extended for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Legal Requirement. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Section 7. Nothing in this paragraph shall affect any termination rights in Section 7 hereof.

(e) Acquisition Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a “Subsequent Offering Period”) following the Acceptance Time (as defined in Section 1.4(a)) if all of the Offer Conditions have been satisfied or waived and Company Shares have been accepted for payment, but the number of Company Shares acquired by Acquisition Sub (together with other Company Shares owned of record by Parent, Acquisition Sub and their Affiliates) represent at least one share less than 90% of the then outstanding number of Company Shares, for an aggregate period of not more than ten business days. As soon as practicable after the acceptance for payment of any Company Shares validly tendered (and not properly withdrawn) in any Subsequent Offering Period, Acquisition Sub shall pay (and Parent shall cause Acquisition Sub to) for such Company Shares.

1.2 Actions of Parent and Acquisition Sub. On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Acquisition Sub’s offer to purchase and related letter of transmittal and the related form of summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. Each of Parent and Acquisition Sub agrees promptly to correct the Schedule TO and the Offer Documents if and to the extent necessary to do so such that the Schedule TO and the Offer Documents shall not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company, with respect to information provided by it for use in the Schedule TO and the Offer Documents, shall promptly notify Parent of any required corrections of such information and cooperate with Parent with respect to correcting such information) and to supplement the information contained in the Schedule TO and the Offer Documents to include any information necessary such that the Schedule TO and the Offer Documents shall not contain an untrue statement of material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Acquisition Sub agree to cause the Schedule TO as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws or the rules or regulations of the New York Stock Exchange (the “NYSE”). Without limiting the generality of the foregoing, the Company shall furnish to Parent the information relating to the Company required by the Exchange Act to be set forth in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Acquisition Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Acquisition Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Acquisition Sub or their counsel in any discussions or meetings with the SEC.

1.3 Actions of the Company.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved, and declared advisable, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (“DGCL”), (iii) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, and (iv) subject to Section 5.2, resolved to recommend acceptance of the Offer (the “Offer Recommendation”) and approval and adoption of this Agreement and the Merger (the “Merger Recommendation”) by the Company’s stockholders. The Company hereby consents to the inclusion of the determinations and approvals described in clauses (i) through (iii) above in the Offer Documents and, to the extent that no

Company Adverse Recommendation Change shall have occurred in accordance with Section 5.2, the Company hereby consents to the inclusion of the Offer Recommendation and the Merger Recommendation in the Offer Documents (it being understood that such consent shall not be deemed to limit the Company’s Board of Directors rights under Section 5.2); provided, further, that if there has been a Company Adverse Recommendation Change, such change shall be reflected in the Offer Documents or amendments or supplements thereto. The Company has been advised that all of its directors and executive officers who own Company Shares intend either to tender their shares of Company Shares pursuant to the Offer or to vote in favor of the Merger. The Company shall, or shall request its transfer agent to, promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with disseminating the Offer Documents to the Company’s stockholders. Subject to applicable Legal Requirements and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform their obligations hereunder, including specifically the actions undertaken by any information agent employed in connection with the Offer, Parent and Acquisition Sub shall hold all information and documents provided to it under this Section 1.3(a) in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated, Parent and Acquisition Sub shall deliver to the Company or destroy (and provide a certification of an officer of Parent certifying as to such destruction) all such information and documents (and copies thereof).

(b) As soon as practicable on the Offer Commencement Date following the filing by Parent and Acquisition Sub of the Offer Documents with the SEC, the Company shall file with the SEC and disseminate to holders of shares of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.2, shall reflect the recommendations of the Company’s Board of Directors referred to in Section 1.3(a), clauses (i) through (iv). The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it is necessary to do so such that the Schedule 14D-9 shall not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and Parent and Acquisition Sub, with respect to information supplied by it for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary such that the Schedule 14D-9 shall not contain an untrue statement of material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws or the rules or regulations of the NYSE. Without limiting the generality of the foregoing, Parent and Acquisition Corp shall furnish to the Company such information, if any, relating to Parent and Acquisition Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel. The Company shall provide Parent, Acquisition Sub and their counsel with (i) any comments or other communications, whether written or oral, that Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

1.4 Board of Directors.

(a) If requested by Parent, following the first time Acquisition Sub purchases and pays for any Company Shares tendered pursuant to the Offer (the “Acceptance Time”) that satisfy the definition of the Minimum Tender Condition, and from time to time thereafter until completion of the Offer, the Company will take all actions necessary to cause Persons designated by Parent to become directors of the Company so that the total number of such Persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s Board of Directors (after giving effect to any increase in the number of directors pursuant to this Section 1.4); by (ii) the percentage that the number of Company Shares purchased by Acquisition Sub pursuant to the Offer (including during any Subsequent Offering Period) bears to the total number of Company Shares then outstanding. The Company will use its reasonable best efforts to secure the resignation of directors or to increase the size of the Company’s Board of Directors (or both) to the extent necessary to permit Parent’s designees to be elected to the Company’s Board of Directors in accordance with this Section 1.4(a). At such time, the Company shall also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s Board of Directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company’s Board of Directors.

(b) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.4. Parent and Acquisition Sub shall supply to the Company in writing and be solely responsible for any information with respect to themselves and their respective nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

1.5 Actions by Directors. Following the election or appointment of Parent’s designees pursuant to Section 1.4 and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent and are not officers, directors or employees of Parent, Acquisition Sub or their respective Affiliates shall be required to authorize (and such authorization shall constitute the authorization of the Company’s Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (a) any termination of this Agreement by the Company, (b) any amendment of this Agreement, (c) any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, any waiver of compliance with any of the agreements or conditions contained herein that are for the benefit of the Company, (d) any exercise of the Company’s rights or remedies under this Agreement, (e) any action seeking to enforce any obligation of Parent or Acquisition Sub under this Agreement or, (f) any other action with respect to this Agreement, or any transactions contemplated hereby if such other action would or could adversely affect, any holders of Company Shares other than Parent or Acquisition Sub.

1.6 Top-Up Option.

(a) Subject to Sections 1.6(b) and 1.6(c), the Company hereby grants to Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable subject to and upon the terms and conditions set forth in this Section 1.6 and for so long as this Agreement has not been terminated pursuant to Section 7, to purchase from the Company at a price per share equal to the Offer Price, that number of authorized and unissued Company Shares (the “Top-Up Option Company Shares”) equal to the number of Company Shares that, when added to the number of Company Shares directly or indirectly owned by Parent or Acquisition Sub at the time of such exercise, shall constitute one share more than 90% of the then outstanding Company Shares (taking into account the issuance of the Top-Up Option Company Shares); provided that in no event shall the Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued Company Shares (giving effect to Company Shares reserved for issuance under the Company Stock Plans and for conversion of the Company Convertible Notes as if such shares were outstanding) or if any Legal Requirement (not including NYSE rules and regulations) shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Option Company Shares pursuant to the Top-Up Option in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable (other than notice filings that may be required under federal or state securities laws). The aggregate purchase price for the Top-Up Option Company Shares purchased by Acquisition Sub pursuant to the Top-Up Option shall be paid by the Acquisition Sub or the Parent, either (i) entirely in cash or, at its election, (ii) by paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Company Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid, in whole or in part, without premium or penalty. Notwithstanding the foregoing sentence, the terms and provisions of the promissory note shall be such that the promissory note can be sold to an unrelated third party without a discount.

(b) Provided that no Legal Requirement or other event or circumstance described in Section 1.6(a) shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Company Shares in respect thereof, Acquisition Sub may exercise the Top-Up Option, in whole or in part, at any one time within the 10 business day period after the Acceptance Time or, if a Subsequent Offering Period is made available, during the 10 business day period following the expiration date of the Subsequent Offering Period and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 7, and, in each case, only if at such time of exercise Parent and Acquisition Sub collectively shall own Company Shares constituting at least one share less than 90% of the then outstanding Company Shares.

(c) In the event that Acquisition Sub wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (the “Top-Up Notice”) specifying (i) the number of Top-Up Option Company Shares, (ii) the aggregate purchase price therefor, (iii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price, and (iv) the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). If, as of the Top-Up Closing, Parent and Acquisition Sub would collectively own Company Shares constituting 90% or more of the then outstanding Company Shares, the Top-Up Notice also shall include an undertaking signed by Parent and Acquisition Sub that, as promptly as practicable following such exercise of the Top-Up Option, Acquisition Sub intends to (and Acquisition Sub shall, and Parent shall cause Acquisition Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated in Section 5.3. At the closing of the purchase of the Top-Up Shares, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Company Shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing the Top-Up Option Company Shares or shall cause such Top-Up Option Company Shares to be created by book-entry transfer to Acquisition Sub. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Option Company Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 8.11, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated in Section 5.3 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Acquisition Sub acknowledge that the Company Shares that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of

Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub is, and will be, upon the purchase of the Top-Up Option Company Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Company Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates representing Top-Up Option Company Shares may include any legends required by applicable securities laws.

SECTION 2. THE MERGER; EFFECTIVE TIME

2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.3), Acquisition Sub shall be merged with and into the Company, and the separate corporate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”). At 10:00 a.m. (Pacific time) on the date on which the Certificate of Merger is to be so filed, a closing (the “Closing”) shall be held at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 6.

2.4 Certificate of Incorporation and Bylaws; Directors. Unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub;

(b) subject to Section 5.10(a), the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(a) any Company Shares then held by the Company (or held in the Company’s treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

(b) any Company Shares then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

(c) except as provided in clauses (a) and (b) above, each Company Share then outstanding (including any Restricted Company Shares), shall be converted into the right to receive an amount equal to the Offer Price in cash without interest (the “Merger Consideration”); and

(d) each share of common stock, par value $0.01 per share, of Acquisition Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation.

If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate.

2.6 Company Stock Options; Restricted Company Shares. At the Effective Time, each outstanding Company Stock Option, granted under any of the Company Stock Plans, that is outstanding and unexercised immediately prior thereto (including any Company Option granted as a result of a change in control of the Company) shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Company Option be converted into the right to receive a cash payment (without interest) upon exercise equal to the product of (i) the Merger Consideration and (ii) the number of shares covered by the Company Stock Options. Such Company Stock Options shall be cancelled and the holder thereof shall receive as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Shares issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration. As of the Effective Time, each Company Restricted Share shall automatically become fully vested and free of any forfeiture restrictions, and shall be converted into the right to receive the Merger Consideration.

2.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.5 and all holders of certificates representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (or, in the case of uncertificated shares, evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Shares (each a “Certificate”) is presented to the Paying Agent (as defined in Section 2.8(a)) or to the Surviving Corporation or Parent, such Certificate shall be canceled and shall be exchanged as provided in Section 2.8.

2.8 Payment for Company Shares.

(a) Prior to the Effective Time: (i) Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Merger (the “Paying Agent”); and (ii) Parent shall cause Acquisition Sub to make available to the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the Merger Consideration to holders of Company Shares outstanding immediately prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent may, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.8(a) to pay for shares of Company Shares for which appraisal rights have been properly demanded shall be returned to Parent, upon demand.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Surviving Corporation or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to promptly pay to such holder, in exchange therefor the Merger Consideration, without interest, for each share of Company Shares formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(c) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.8(a) that remains undistributed to the holders of Company Shares for 12 months after the Effective Time and any interest received with respect thereto shall be delivered to the Surviving Corporation, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Certificates. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit reasonably acceptable to the Surviving Corporation of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such Person of such bond or surety as is customary and reasonable as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Company Shares to a transferee of such Company Shares if the Certificate representing such Company Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

2.9 Withholding of Taxes. Parent, Acquisition Sub, the Company or their respective agents may deduct and withhold from any payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.

2.10 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares (as defined in Section 2.10(c)) shall not be converted into or represent the right to receive payment in accordance with Section 2.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then: (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished; and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate(s)) to receive the Merger Consideration in accordance with Section 2.5.

(b) The Company shall give Parent: (i) prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have perfected their appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

2.11 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in any Company SEC Document filed with the SEC after January 1, 2007 and prior to the date of this Agreement (other than the “Risk Factors” section or any similar section), (b) as set forth in the disclosure schedule delivered to Parent on the date hereof (the “Company Disclosure Schedule”); provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter, or (c) as arising after the date of this Agreement from any actions taken by the Company or any of its Subsidiaries after the date hereof at, and in accordance with the request of Parent or Acquisition Sub, the Company represents and warrants to Parent and Acquisition Sub that:

3.1 Due Organization and Good Standing; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and, except for certain non-operating Subsidiaries of the Company, has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each state in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Section 3.1 of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges or encumbrances or agreements with respect thereto, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest, except for restrictions imposed by applicable securities laws.

(c) Other than equity interests in the Subsidiaries held by the Company or any of its Subsidiaries and except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or equity interests in any Subsidiary of the Company, or (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company. Except for securities or interests classified as marketable securities or short-term investments under GAAP or as set forth on Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interest in, or any interest convertible, exchangeable or excisable for, any such capital stock or other equity interest in, any Person with material net worth or operations (other than a Subsidiary of the Company).

3.2 Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent true, complete and correct (a) copies of the certificate of incorporation (including any certificate of designations) and bylaws of the Company, including all amendments thereto, and (b) the certificate of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of each Subsidiary that has been listed as such (or would currently be required to be listed as such) in Exhibit 21 to the Company’s Annual Report in Form 10-K (the “Charter Documents”), and each such instrument is in full force and effect. Neither the Company nor any such Subsidiary is in violation of its respective Charter Documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 1,000,000,000 Company Shares, 1,000,000 shares of Class A Common Stock, par value $0.01, and 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Shares”), (i) 50,000 of which are designated as Series A Convertible Preferred Stock, (ii) 1,000,000 shares of which are designated as Series B Junior Participating Preferred Stock (“Series B Preferred”) and (iii) 50,000 of which are designated as Series C Redeemable Convertible Preferred Stock. As of August 23, 2007: (i) 373,641,481 Company Shares were issued (and not held by the Company as treasury shares) and outstanding; (ii) 5,347,296 Company Shares were held by the Company as treasury shares; (ii) no Preferred Shares were outstanding; (iii) 1,000,000 shares of Series B Preferred were reserved for future issuance upon exercise of the Company Rights; (iv) 40,468,000 Company Shares were reserved for future issuance pursuant to the Company Stock Plans, of which 27,876,699 Company Shares were subject to outstanding Company Options and 2,876,177 were Restricted Company Shares; and (v) approximately 34,762,457 Company Shares were reserved for future issuance upon conversion of the Company Convertible Notes. Since August 23, 2007, the Company has not issued any Company Shares other than as a result of the exercise of Company Options reflected in the immediately preceding sentence as outstanding as of August 23, 2007. All of the outstanding Company Shares are, and all Company Shares which may be issued, upon exercise of Company Options and upon conversion of Company Convertible Notes, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) The Company has delivered or made available to Parent copies of: (A) the Company Stock Plans, which cover the Company Options and Restricted Company Shares that are outstanding as of the date of this Agreement; and (B) the forms of all award agreements with respect to the Company Stock Plans. The Company does not maintain an employee stock purchase plan.

(c) Except for options, rights, securities, convertible notes and plans referred to in Section 3.3(a) and in the Company Rights Agreement, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock of or other voting securities or equity interests in the Company, (ii) options, warrants or other rights or arrangements to acquire or other obligations or commitments to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights to acquire any capital stock or other voting securities or ownership interests in the Company.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth (i) the date each Company Option was granted, (ii) the number of shares of Company Shares subject to each such Company Option, (iii) the number of vested Company Shares subject to each such Company Option, (vi) the expiration date of each such Company Option, and (vi) the price at which each such Company Option may be exercised. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule with respect to Restricted Company Shares, there are no Company Shares outstanding which are subject to vesting over time or upon the satisfaction of any condition precedent.

(e) There are (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote outstanding and (ii) no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of their respective capital stock or other equity interests. No Subsidiary of the Company owns any capital stock of the Company.

(f) All outstanding Company Shares (including Restricted Company Shares) and all outstanding Company Options and all outstanding shares of capital stock or other equity interests of each Subsidiary have been issued and granted in compliance in all material respects with (i) the Securities Act and other Legal Requirements and (ii) all requirements of Material Contracts.

3.4 SEC Filings; Financial Statements; Absence of Undisclosed Liabilities.

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto and all information incorporated by reference) required to be filed by the Company with the SEC since January 1, 2005 (the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the rules and regulations of SEC thereunder applicable to such Company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 and relating to the Company SEC Documents, together with all written responses of the Company thereto sent to the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) The financial statements (including any related notes) contained in the Company SEC Documents (including each Company SEC Document filed after the date hereof until the Acceptance Time) complied (and will comply) in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(c) The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable Legal Requirements and accounting requirements and reflect only actual transactions.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business and consistent with past practices since the date of the Latest Balance Sheet; and (iii) liabilities that are not material in the aggregate to the Company and its Subsidiaries taken as a whole.

(e) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).

(f) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“Internal Controls”). The Company had disclosed, as of the date of filing with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, to the Company’s auditors and audit committee of its Board of Directors, (i) all significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

3.5 Absence of Certain Changes. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has: (a) suffered any adverse change with respect to its business or financial condition results of operations, assets, liabilities (absolute, accrued or contingent), reserves, operations or prospects that, individually or in the aggregate, constitutes a Company Material Adverse Effect; (b) suffered any material loss, damage or destruction to any of its material assets; (c) incurred any indebtedness for borrowed money or guaranteed any such indebtedness; (d) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (e) sold or otherwise transferred any material assets, except in the ordinary course of business; (f) declared, set aside or paid any dividend or other distribution with respect to its outstanding capital stock or other equity interests, or repurchased or redeemed or otherwise acquired any outstanding capital stock or other equity interests; (g) made or changed any material tax election or settled any material tax claims, in each case, other than in the ordinary course of business; (h) granted any increase in the compensation payable or to become payable to any officers, directors, or key employees, or agents or consultants other than in the ordinary course of business; or (i) entered into any agreement to take any of the actions referred to in clauses (c) through (h) of this sentence. Since date of the Latest Balance Sheet the Company and each of its Subsidiaries have conducted its respective business in the ordinary course consistent with past practices.

3.6 IP Rights.

(a)(i) Section 3.6(a)(i) of the Company Disclosure Schedule sets forth a complete list of all patents, registered marks, registered trade dress, registered copyrights, and registered domain names, along with all pending applications for any of the foregoing, owned by the Company or any Subsidiary as of the date hereof (the “Registered IP”); (ii) the Company or one of its Subsidiaries is the sole and exclusive owner of all Registered IP and all Company IP, free of all liens other than Permitted Encumbrances; and (iii) neither the Company nor any of its Subsidiaries has granted any licenses to such Registered IP or to any other Company IP to any other Person, other than (A) nonexclusive licenses granted in the ordinary course in conjunction with the distribution or provision of components, products or services of Company and its Subsidiaries, or (B) licenses which have expired, been terminated or are no longer in effect for any other reason. The Registered IP that is issued or registered is valid, subsisting and enforceable, and, to the Knowledge of the Company, no action is threatened in writing or pending challenging the validity or enforceability of any Registered IP or other Company IP that is issued or registered. To the Knowledge of the Company, no third party is infringing any material IP Right of the Company or any Subsidiary.

(b) The Company and/or its wholly owned Subsidiaries have entered into valid and enforceable agreements under which the Company or its wholly owned Subsidiaries have acquired all of the membership interests in AD Technologies LLC.

(c) Except as would not reasonably be expected to cause a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has the right and operational ability to exploit all IP Rights necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted; (ii) neither the Company nor any Subsidiary has infringed, improperly disclosed or misappropriated the IP Rights of any third party; and (iii) neither the Company nor any Subsidiary has been the subject of any Legal Proceeding, or received any other written notices from any third party: (1) alleging that the Company or any Subsidiary has infringed, improperly disclosed, misappropriated, converted or otherwise damaged the IP Rights of any third party; or (2) inviting or demanding that the Company or a Subsidiary take a license in order to avoid the future infringement of IP Rights of a third party.

(d) Neither the Company nor any Subsidiary has entered into, except in the ordinary course of business, any written agreement to indemnify, defend or hold harmless any third party for or against any infringement, misappropriation or other conflict with the IP rights of any third party. Except as set forth on Section 3.6(d) of the Company Disclosure Schedule, there are no Legal Proceedings pending against the Company or any Subsidiary in which it is alleged that the Company or any Subsidiary has infringed, misappropriated or improperly disclosed the IP Rights of any third party.

(e) The Company and its Subsidiaries have taken and are taking the following steps, to the extent that such steps are commercially reasonable and necessary to establish, perfect, and defend their ownership of Registered IP and Company IP or their right to use licensed third party IP Rights: (i) using appropriate patent, trademark and copyright designations on products and in marketing materials; (ii) requiring all employees and contractors who have invented inventions covered by patents owned by the Company or Subsidiary to assign all rights and interests in such inventions to the Company or the relevant Subsidiary; and (iii) taking reasonable steps to protect trade secret information, including requiring a non-disclosure agreement before trade secret information is disclosed to a third party. The Company and its Subsidiaries, have complied, in all material respects, with applicable Legal Requirements relating to the fair and proper use of personally identifiable information of customers, employees and contractors of the Company and its Subsidiaries. To the Knowledge of the Company, no confidential or trade secret information of the Company, or personally identifiable information in the possession, custody or control of the Company or any Subsidiary has been lost, stolen or improperly disclosed. All persons identified as inventors in the patents solely owned by the Company or any Subsidiary have assigned all of their rights in the relevant inventions to the Company, relevant Subsidiary or predecessor in interest thereof.

(f) Except for third party Software commercially available in the market for licensing on standard or original equipment manufacturer terms, all Software sold or licensed by Company or its Subsidiaries to the customers of the Company and its Subsidiaries independently or bundled with other components, products or services of the Company and its Subsidiaries, is free to be licensed or sold on the terms such Software is licensed or sold.

(g) The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over the source code and object code of all material Software owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has disclosed to any third party any source code of such Software owned by the Company or any Subsidiary except pursuant to development agreements, manufacturing agreements or written source code escrow agreements containing license and confidentiality terms that reasonably protect the Company’s rights in such Software; and neither the Company nor any of its Subsidiaries is obligated to support or maintain any of such Software except pursuant to agreements that will terminate by their terms or are terminable by the Company (other than for cause) on a periodic basis and that provide for one or more payments to the Company or Subsidiary for the period of such services.

(h) No Governmental Entity, nor any university, college or academic institution has financially sponsored research and development conducted by the Company or its Subsidiaries, or, to the Knowledge of the Company, has rights in Software or IP Rights purported to be owned by the Company or any Subsidiary; and neither the Company nor any Subsidiary has participated in any standards-setting activities or joined any standards-setting or similar organizations that, to the Knowledge of the Company, would affect the proprietary nature of any Software or IP Rights purported to be owned by the Company or any Subsidiary or restrict the ability of the Company or any of its Subsidiaries to enforce, license or exclude others from using any Software or IP Rights purported to be owned by the Company or any Subsidiary.

(i) None of the Software owned, used or distributed by the Company or any Subsidiary and incorporated by the Company or any Subsidiary into its products or services contain any open source code or other code or technology which would (1) require the public disclosure, third party distribution, or general licensing of material Software or other IP Rights owned by the Company or any Subsidiary, (2) materially limit the ability of the Company or a Subsidiary to license or charge fees or royalties for such Software or IP Rights, or (3) require the Company or a Subsidiary to permit the reverse engineering, decompilation, disassembly or creation of derivative works based upon of material Software owned by the Company or a Subsidiary.

3.7 Title to Assets; Real Property.

(a) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company or one of its Subsidiaries owns, and has good title to or a valid leasehold interest in (i) all property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted and (ii) each of the tangible assets reflected as owned by the Company or its Subsidiaries on the Latest Balance Sheet (except for tangible assets sold or disposed of since that date and except for tangible assets being leased to the Company or one of its Subsidiaries), in all cases free and clear of any liens or encumbrances, except for Permitted Encumbrances.

(b) Section 3.7(b) of the Company Disclosure Schedule sets forth a list of all real property and interests in real property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any material written or oral leases, subleases, licenses, concessions, occupancy agreements or other contractual obligations granting the right of use or occupancy of Company real property to any other Person.

(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a list of all material real estate leases pursuant to which the Company or any of its Subsidiaries leases real property (the “Leased Real Property”) from any other Person (collectively, the “Real Property Leases”). Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any material written or oral leases, subleases, licenses, concessions, occupancy agreements or other contractual obligations granting the right of use or occupancy of the Leased Real Property to any other Person.

(d) The Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each Leased Real Property, free and clear of all liens and encumbrances of the lessee or, to the Knowledge of the Company, the lessor, except for Permitted Encumbrances and other limitations of any kind, if any, that have not resulted, or would not reasonably be excepted to result, individually or in aggregate, a Company Material Adverse Effect.

3.8 Contracts.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a list of each of the following contracts that are in force and effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party:

(i) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

(ii) each contract that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or to make use of any material IP Rights, develop market or distribute material products or services or compete with any Person;

(iii) each contract granting any exclusive rights or otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material Software, components, parts, subassemblies or services;

(iv) each indemnification, employment, severance or change of control contract with any director or officer of the Company or its Subsidiaries or with any employee or consultant of the Company or its Subsidiaries providing for an annual base salary or annual consulting fee to such employee or consultant of $300,000 or more in fiscal year 2007 (other than offer letters with employees providing for at-will employment);

(v) each collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization applicable to the Company or its Subsidiaries;

(vi) each loan or credit agreement, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

(vii) each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid to or received from such customer or supplier in excess of $2,000,000 in fiscal year 2006;

(viii) each material contract to license to any third party to manufacture or reproduce any of the products, services or technology of the Company or any of its Subsidiaries or any material contract to sell or distribute any of the products, services or technology of the Company or any of its Subsidiaries;

(ix) each operating system software license or other contract with the top two providers (as measured by fees paid under such contracts) in fiscal 2006 pursuant to which the Company licenses operating system software for use in its end-user products;

(x) each contract with the top two providers (as measured by fees paid under such contracts) in fiscal 2006 pursuant to which the Company purchases microprocessors;

(xi) each contract with the top five third-party manufacturers (as measured by fees paid under such contracts) in fiscal 2006 pursuant to which such Company products (or subassemblies thereof) are manufactured;

(xii) each material contract containing any support, service or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice;

(xiii) each Real Property Lease;

(xiv) each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $250,000 per year;

(xv) each contract relating to a joint venture, partnership or other strategic arrangement involving a sharing of material costs, profits or losses with another Person;

(xvi) each contract which would reasonably be expected to prohibit or delay the consummation of any material transaction contemplated in this Agreement;

(xvii) each material agreement that includes the grant to the Company or any of its Subsidiaries of a license or cross-license to material IP Rights owned by a third party and that is not a standard license agreement for a commercially available product;

(xviii) any material agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material item of IP Right;

(xix) each material contract to provide source code to any third party for any material product or technology of the Company or its Subsidiaries;

(xx) each material contract for indemnification or any guaranty by the Company or any of its Subsidiaries other than any agreement of indemnification entered into in connection with the sale or license of the Company’s or any of its Subsidiaries’ products in the ordinary course of business;

(xxi) each contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company or any of its Subsidiaries has any material ownership interest or a right to any ownership interest, in any other Person or other business enterprise other than the Company’s Subsidiaries;

(xxii) each material contract which grant or benefit a right of first refusal or first offer or similar rights;

(xxiii) each agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries is obligated to pay in the future in excess of $1,000,000 in any one-year period which is not terminable by the Company or its Subsidiaries without penalty in excess of $100,000 upon notice of 30 days or less, other than any agreement, contract or commitment to purchase inventory in the ordinary course of business consistent with past practice;

(xxiv) each material “single source” supply contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(xxv) each material contract which following the Offer or the Merger that would by its terms contain a material restriction on sales in any jurisdiction or which by its terms would impose any material financial obligation, in each case, on the Parent or its Affiliates (other than the Company and its Subsidiaries);

(xxvi) each material executory settlement agreement entered into within three years prior to the date of this Agreement; and

(xxvii) any contract, or group of contracts with a Person (or group of affiliated Persons), not described in clauses (i) through (xxvi) above the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or its Subsidiaries or otherwise have a Company Material Adverse Effect.

(b) Each contract listed in Section 3.8(a) of the Company Disclosure Schedule is referred to as a “Material Contract”. Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect.

(c) There is no existing breach or default on the part of the Company or any of its Subsidiaries under any Material Contract except for breaches and defaults that do not constitute a Company Material Adverse Effect and, to the Knowledge of the Company, there is no existing breach or default on the part of any other Person under any Material Contract except for breaches and defaults that do not constitute a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time, would constitute a breach or default by the Company or any of its Subsidiaries, or permit termination, material modification or acceleration, under any Material Contract, except for breaches and defaults that do not constitute a Company Material Adverse Effect.

(d) The Company has made available to Parent correct and complete copies of each Material Contract, together with all amendments and supplements thereto.

3.9 Compliance with Legal Requirements. The Company and its Subsidiaries are in compliance with and, since January 1, 2002, have complied in a timely manner and in all material respects with all Legal Requirements applicable to the Company and its Subsidiaries or their businesses or relating to any of the property owned, leased or used by them (including the Foreign Corrupt Practices Act of 1977, any other Legal Requirements regarding use of funds for political activity or commercial bribery, the Sarbanes-Oxley Act of 2002, the USA

PATRIOT Act of 2001, Legal Requirements relating to equal employment opportunity, discrimination, occupational safety and health, interstate commerce, anti-kickback, healthcare and antitrust, export control (including those Legal Requirements administered by the U.S. Department of Commerce and the U.S. Department of State) and asset control (including those Legal Requirements administered by the U.S. Department of the Treasury)), except for any such conflicts, breaches, defaults or violations which would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect.

3.10 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, any present or former executive officer, director or employee of the Company or any of its Subsidiaries relating to his or her actions or inactions in such status or any other Person for whom the Company or any of its Subsidiaries would be liable, which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of or investigation consent decree, settlement agreement or similar agreement with any Governmental Entity or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator that has or (i) would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or (ii) would, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Governmental Authorizations. The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their businesses in the manner in which such businesses are currently being conducted, except where failure to hold such Governmental Authorizations does not have a Company Material Adverse Effect. The material Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity: (a) asserting any material violation of any term or requirement of any material Governmental Authorization; or (b) notifying the Company or one of its Subsidiaries of the revocation of any material Governmental Authorization.

3.12 Tax Matters.

(a) All material federal, state, local and foreign tax returns, estimates, information statements and reports required to be filed by the Company and its Subsidiaries with any Governmental Entities (including any schedule or attachment thereto or any amendment thereof) (the “Company Returns”): (i) have been filed, and such filing has occurred on a timely basis for all Company Returns that have been required to be filed during the 48-month period ending at the Acceptance Time that are (x) income tax returns or (y) any other Company Return reflecting a liability in excess of $100,000 but in the case of any such other Company Return with respect to a Subsidiary then only with respect to the time the Company has directly or indirectly owned such Subsidiary during the 48-month period ending at the Acceptance Time, and (ii) are true, accurate and complete in all material respects. The Company and its Subsidiaries have paid in full all material taxes due (whether or not shown or required to be shown on any Company Returns) except to the extent such taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves (in accordance with GAAP), and such payments have been made on a timely basis during the 48-month period ending at the Acceptance Time that are (x) with respect to income taxes or (y) with respect to other taxes regarding a liability in excess of $100,000 but in the case of any such other taxes with respect to a Subsidiary then only with respect to the time the Company has directly or indirectly owned such Subsidiary during the 48-month period ending at the Acceptance Time. All material taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owning to any employee, creditor or other third party have been paid over to the proper tax authority, to the extent due and payable, and such payments have been made on a timely basis during the four-year period ending at the Acceptance Time.

(b) The Latest Balance Sheet fully accrues the material liabilities of the Company and its Subsidiaries for taxes with respect to all periods through June 30, 2007 in accordance with GAAP, and the unpaid taxes of the Company and its Subsidiaries as of the Acceptance Time will not exceed by a material amount the reserve for taxes set forth on the Latest Balance Sheet as adjusted for liabilities arising during the passage of time through the Acceptance Time in accordance with the past custom or practice of the Company and its Subsidiaries.

(c)(i) There are no examinations or audits of any Company Return currently underway in respect of a material tax liability; (ii) no extension or waiver of the limitation period applicable to any Company Return is in effect or has been requested in writing and, in either case, in connection with a pending examination or audit in respect of a material tax liability; (iii) no Legal Proceeding is pending by any tax authority against the Company or any of its Subsidiaries in respect of any material tax; (iv) there are no material unsatisfied liabilities for taxes with respect to which the Company or any of its Subsidiaries has received any notice of deficiency in writing or similar document (other than liabilities for taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (v) there are no liens for material taxes upon any of the assets of the Company or any of its Subsidiaries; (vi) for the four-year period ending at the Acceptance Time neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “listed transactions,” “confidential transactions” or “transactions with contractual protections” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or similar provisions of state, local or foreign law); (viii) neither the Company nor any of its Subsidiaries anticipate that it will be required to include any material adjustment in taxable income for any tax period following the Acceptance Time pursuant to Section 481 or 263A of the Code, and there are no applications pending with any Governmental Entity requesting permission for changes in any of the accounting methods of the Company or any of its Subsidiaries for tax purposes; (ix) neither the Company nor any of its Subsidiaries anticipate that it will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Acceptance Time as a result of any installment sale or open transaction disposition made, or any prepaid amount received, on or prior to the Acceptance Time; (x) during the four-year period ending at the Acceptance Time neither the Company nor any of its Subsidiaries has been a member of any combined, consolidated or unitary group (except a group of which the Company or any of its Subsidiaries is the common parent) for which it is or will be liable for taxes under principles of or similar to Section 1.1502-6 of the Treasury Regulations; (xi) neither the Company nor any of its Subsidiaries is a party to any material tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract with a third party which will remain in force after the Acceptance Time.

(d) No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including taxes imposed under Sections 4999 or 409A of the Code) or interest or penalty related thereto.

(e) For purposes of this Agreement, “tax” or “taxes” shall mean (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

3.13 Employee Benefits.

(a) Section 3.13(a) of the Company Disclosure Schedule lists: each medical plan, life insurance plan, short-term or long-term disability plan, excess benefit plan, top hat plan or other material deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit plan; and all other material benefit plans, policies, programs, arrangements or agreements (including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, vacation pay, sick pay, bonus program, service award, salary reduction agreement, change-of-control plan or agreement and each employment agreement or consulting agreement for the benefit of current or former officers, employees or directors of the Company or any Subsidiary or any ERISA Affiliate), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which in all cases, is sponsored or maintained by the Company, any Subsidiary or any ERISA Affiliate (collectively, the “Employee Benefit Plans”). For this purpose, “ERISA Affiliate” means any entity treated as a single employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

(b) The Company has made available to Parent: (i) a complete copy of each Employee Benefit Plan as amended (or a summary of any oral Employee Benefit Plan); (ii) a copy of the most recently received determination letter or opinion letter, if any, and any and all rulings or notices issued by a Governmental Entity, with respect to each such Employee Benefit Plan; (iii) a copy of the Form 5500 Annual Report, if any, for the three most recent plan years for each such Employee Benefit Plan; (iv) a copy of the most recent summary plan description and/or summary of material modifications, if any, with respect to each such Employee Benefit Plan; (v) all material contracts and agreements (and any amendments thereto) relating to each such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent annual actuarial valuation, if any, prepared for each such Employee Benefit Plan; (vii) all material written communications during the last three years relating to the creation, amendment or termination of each such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in material liability to the Company or any Subsidiary; (viii) all material correspondence to or from any governmental or quasi-governmental agency relating to each such Employee Benefit Plan; and (ix) all coverage, nondiscrimination, and other qualification-related tests, if any, performed with respect to each such Employee Benefit Plan for the last three years.

(c) Except as otherwise provided in Section 3.13(c) of the Company Disclosure Schedule, each Employee Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in substantial compliance with its terms and the requirements prescribed by applicable Legal Requirement, including, but not limited to, ERISA, the Code and the provisions imposed by the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA, the Code, HIPAA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by Legal Requirement to be made or taken until a date after the Effective Time. All reports, tax returns, information returns and other information relating to such Employee Benefit Plan required to be filed with any Governmental Entity have been accurately, timely and properly filed other than any failure to accurately, timely or properly file that would not result in a material liability to the Company; all notices, statements, reports and other disclosure required to be given or made to participants in such Employee

Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Employee Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”) has engaged in any transaction or acted or failed to act in a manner that is reasonably likely to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or sanctions imposed under Title I of ERISA or any other applicable Legal Requirements; and none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any of its Subsidiaries or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Legal Requirements.

(d) With respect to those Employee Benefit Plans which are “pension plans” within the meaning of Section 3(2) of ERISA (“Pension Plans”) that are intended to be qualified under Section 401(a) of the Code, such Pension Plans are the subject of determination letters or opinion letters from the Internal Revenue Service (“IRS”) or applications therefor filed within the appropriate remedial amendment period to the effect that such Pension Plans are qualified and exempt from taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter, opinion letter or application therefore that would adversely affect its qualification or increase its costs or require security under Section 307 of ERISA. All Pension Plans required to have been approved by an non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened in writing) and no event has occurred since the date of the most recent approval relating to any such Pension Plan that is reasonably likely to adversely affect any such approval relating thereto. None of the Pension Plans are subject to Title IV of ERISA or Section 412 of the Code.

(e) Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) All Employee Benefit Plans are in material compliance, to the extent applicable, with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or such similar state law). Except as required pursuant to the preceding sentence, no Employee Benefit Plan provides for post-retirement medical, life insurance or disability benefits.

(g) There are no actions, disputes, claims (other than routine claims for benefits), Legal Proceedings or other proceedings pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or any Subsidiary, as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof. No Employee Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

(h) Except as provided in Section 3.13(h) of the Company Disclosure Schedule, (i) neither the Company nor any of its ERISA Affiliates has any commitment, intention or understanding to create, terminate or adopt any Employee Benefit Plan; and (ii) since the beginning of the current fiscal year of the Company, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining a Employee Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year of the Company.

(i) All contributions required to be made under the terms of any Employee Benefit Plan as of the date hereof have been timely made or, if not yet due, have been fully reserved for and specifically identified in the Latest Balance Sheet. Neither the Company nor any of its ERISA Affiliates has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Employee Benefit Plan that have not been properly accounted for under GAAP.

(j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company or any Subsidiary, whether or not any such payment would be a “parachute payment” (within the meaning of Section 280G of the Code). Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, none of the payments described therein is a parachute payment (within the meaning of Section 280G of the Code). No deduction of any amount payable pursuant to the terms of the Employee Benefit Plans has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Company or one or more of its Subsidiaries, as applicable, may terminate any Employee Benefit Plan maintained by the Company or such Subsidiary or may cease contributions to the Employee Benefit Plans without incurring any liability other than (i) a benefit liability accrued in accordance with the terms of each such Employee Benefit Plan immediately prior to such termination or ceasing of contributions; or (ii) expenses attendant to the termination of each such Employee Benefit Plan. Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (i) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Employee Benefit Plan, (ii) trigger the forgiveness of indebtedness owed by any employee, former employee or director of the Company or any of its affiliates or (iii) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, or modify, any Employee Benefit Plan.

3.14 Labor Matters.

(a) None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees. To the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

(b)(i) Since August 1, 2003, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, nor has been, delinquent in payments to any of its employees for any material wages, salaries, commissions, bonuses, vacation pay or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees; (ii) the Company and each of its Subsidiaries is in compliance with all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, classification and compensation of employees and independent contractors, and wage and hours except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) to the Knowledge of the Company, the Company and each of its Subsidiaries has withheld all amounts required by applicable Legal Requirements or by agreement to be withheld from the wages, salaries and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except for noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) to the Knowledge of the Company neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, disability, paid family leave or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), except for noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (v) there are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability that could reasonably be expected to result in a Company Material Adverse Effect; (vi) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which controversies could reasonably be expected to have a Company Material Adverse Effect; and (vii) there are no proceedings pending or, to Company’s Knowledge, reasonably expected or threatened, between Company, on the one hand, and any or all of its current employees, on the other hand, which proceedings could reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of any material trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

3.15 Environmental Matters. Except as would not result in a Company Material Adverse Effect, to the Knowledge of the Company:

(a) The Company and each of its Subsidiaries is, and the Company and each of its Subsidiaries during the period of ownership or control by the Company, have been in material compliance with applicable Environmental Laws, including possessing all Governmental Authorizations required for their operations under applicable Environmental Laws and filing all applications for Governmental Authorizations as and when required to prevent expiration. There is no pending or, to the Company’s Knowledge, threatened Legal Proceeding against the Company or any of its Subsidiaries, pursuant to Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice that remains outstanding from any Person, including any Governmental Entity, alleging that the Company or any of the Subsidiaries is in violation of applicable Environmental Law or that the Company or any Subsidiary of the Company is liable under applicable Environmental Law, which violation or liability is unresolved;

(b) With respect to the real property that is currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Substances by the Company or any Subsidiary on, onto, from, or into any of such real property that are required to be reported to Governmental Authorities or that currently require investigation, cleanup or other material response under Environmental Laws, or that are in violation of applicable Environmental Law. There are no material, non-privileged environmental site assessments, environmental investigations, studies, audits, or tests conducted by, on behalf of, and in the possession of the Company or any of its Subsidiaries, with respect to any property now owned, operated or leased by the Company or any of its Subsidiaries, that have not been made available to Parent or Acquisition Sub prior to the execution of this Agreement;

(c) Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, or released Hazardous Substance currently requiring reporting, investigation, cleanup or other response under Environmental Law or in violation of then-applicable Environmental Law; and

(d) This Section 3.15 constitutes the sole and exclusive representations of the Company regarding or pertaining to environmental matters, environmental obligations, or under Environmental Laws.

3.16 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance) except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with their insurance policies, including any state self insurance program, and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. All premiums and other payments due under any such policy have been paid when due. Between January 1, 2006 and the date of this Agreement, the Company has not received any written communication notifying the Company of any: (a) cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies); (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no pending material claim by the Company under any insurance policy held by the Company.

3.17 Transactions with Affiliates. To the Knowledge of the Company, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.18 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company’s Board of Directors has: (a) determined that the Offer and Merger are fair to, and in the best interests of, the Company’s stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company; (c) declared that this Agreement is advisable; and (d) resolved to make the Offer Recommendation and the Merger Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Company Shares (if required under the DGCL) and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19 Top-Up Option. The Company’s Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Company’s Board of Directors to grant the Top-Up Option and to issue the Top-Up Option Company Shares upon the exercise thereof. None of the grant of the Top-Up Option by the Company, or, subject to applicable rules and regulations of the NYSE, the exercise thereof by Acquisition Sub or the issuance of the Top-Up Option Company Shares to Acquisition Sub in respect of such exercise, in each case in accordance with Section 1.6, will conflict with, or result in a violation of breach of, any Legal Requirements or require any Governmental Authorization. The Top-Up Option Company Shares, if and when issued in accordance with the terms of this Agreement, and paid for by Acquisition Sub in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3.20 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the Company Stockholders Meeting described in Section 5.3 is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

3.21 Non-Contravention; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not: (a) conflict with or cause a violation of any of the provisions of the Charter Documents of the Company or any of its Subsidiaries; (b) conflict with or cause a material violation by the Company or any of its Subsidiaries of any Legal Requirement applicable to the Company or any of its Subsidiaries; (c) constitute a breach or violation of, cause a default on the part of the Company or any of its Subsidiaries under, result in the termination or expiration of, result in an alteration of the terms of or result in a loss of rights or options or create a lien or encumbrance on any of the properties of the Company or its Subsidiaries under any Material Contract; or (d) result in any entitlement to or acceleration of any right to any payment or vesting owed by the Company or any of its Subsidiaries under any Material Contract, in the case of clauses (c) and (d) other than any such breach, violation, default or right to payment or vesting that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.21 of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or its Subsidiaries’ Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would individually or in the aggregate have a Company Material Adverse Effect. Except as may be required by the Exchange Act, the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (“Exon-Florio”), the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions and set forth in Section 3.21 of the Company Disclosure Schedule, the Company is not required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.22 Board Approvals; Anti-Takeover; Company Rights Agreement; Change in Control Compensation Plan. The Company’s Board of Directors has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the performance of the Company’s obligations under this Agreement, the Offer and the Merger. No other U.S. state takeover statute is applicable to the execution and delivery of this Agreement and the performance of the Company’s obligations under this Agreement, the Offer or the Merger. The Company has amended the Company Rights Agreement (the form of which amendment has been made available to Parent) to provide that neither Parent nor Acquisition Sub shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that none of a Stock Acquisition Date, a Distribution Date nor a Triggering Event (as such terms are defined in the Company Rights Agreement) shall be deemed to occur and that the Company Rights will not separate from the Company Shares as a result of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby. The Company’s Board of Directors has taken all action necessary to terminate the “Gateway, Inc. Change in Control Compensation Plan, as amended,” effective as of the date hereof.

3.23 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Offer Price in cash proposed to be received by holders of Company Shares in the Offer and Merger pursuant to this Agreement is fair from a financial point of view to such holders.

3.24 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.25 Letter Agreement. The agreement, dated as of June 12, 2006 (the “Letter Agreement”), between the Company and Lap Shun (John) Hui (the “Individual”), has been duly executed and delivered by the Company and, to the Knowledge of the Company, the Individual, and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received an opinion of counsel as to the enforceability of the Letter Agreement at the time of its execution or thereafter.

3.26 Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the holders of Company Shares the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9.

3.27 Information in Proxy Statement. If a Company Stockholders Meeting is to be held pursuant to Section 5.3, the Company Proxy Statement (as defined in Section 5.3) will comply as to form in all material respects with the requirements of the Exchange Act and, at the time the Company Proxy Statement is mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting described in Section 5.3 (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Company Proxy Statement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Due Organization. Parent is a company organized under the laws of the Republic of China. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority; Binding Nature of Agreement. Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Acquisition Sub is a Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) conflict with or cause a violation of any of the provisions of the organizational documents of Parent or the certificate of incorporation or bylaws or Acquisition Sub; (b) conflict with or cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) constitute a breach or violation of or cause a default on the part of Parent or Acquisition Sub under any material contract, other than any such breach, violation or default that would not individually or in the aggregate, have a material adverse effect on Parent or Acquisition Sub’s ability to complete the transactions contemplated by this Agreement. Except as may be required by the Exchange Act, Exon-Florio, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Acquisition Sub, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptable Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not materially and adversely affect Parent’s or Acquisition Sub’s ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

4.4 Absence of Litigation. There are no material Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that could adversely affect Parent or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any material order, writ, judgment, injunction, decree or award that could adversely affect Parent or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement.

4.5 Financing. Parent has available cash resources and financing in an amount sufficient to enable Acquisition Sub to purchase Company Shares pursuant to the Offer and to consummate the Merger and perform its other obligations under this Agreement.

4.6 Ownership and Operations of Acquisition Sub. Parent owns beneficially all of the outstanding capital stock of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in business activities and conducting its operations and, has engaged in no other business activities and has conducted its operations, only as contemplated hereby.

4.7 Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and on the date filed with the SEC, on the date first published, sent or given to holders of Company Shares or at any other time at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied by the Company for inclusion in the Offer Documents.

4.8 Information in Proxy Statement. If a Company Stockholders Meeting is to be held pursuant to Section 5.3, none of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Company Proxy Statement (as defined in Section 5.3) will, at the time the Company Proxy Statement is mailed to the stockholders of the Company or at the time of such Company Stockholders Meeting described in Section 5.3 (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.9 Brokers. No broker, finder or investment banker (other than Citi) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

SECTION 5. COVENANTS

5.1 Interim Operations of the Company. Except (i) as contemplated or expressly permitted by this Agreement, (ii) as required by Legal Requirements, or (iii) as contemplated by Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, which consent shall not be unreasonably withheld, the Company shall, and shall cause its Subsidiaries to, conduct their business only in the ordinary course of business consistent with past practice and to comply with all Legal Requirements in all material respects and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present executive officers and key employees, and to preserve the goodwill of those having material business relationships with it. Without limiting the generality of the foregoing, except (1) as contemplated or permitted by this Agreement, (2) as required by Legal Requirements or existing Employee Benefit Plans, or (3) as contemplated by Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, which consent shall not be unreasonably withheld, neither the Company nor its Subsidiaries shall:

(a) amend the certificate of incorporation or bylaws (or similar organizational documents) of the Company or its Subsidiaries other than the liquidation of non-operating Subsidiaries that are not material to the Company;

(b) split, combine or reclassify any shares of the Company’s capital stock;

(c) declare, set aside or pay any dividend or make any other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

(d) enter into any joint venture or partnership;

(e) issue any additional shares of, or securities convertible or exchangeable for, or options or other rights to acquire, any shares of its capital stock, other than Company Shares issuable upon exercise of Company Options or upon conversion of the Company Convertible Notes;

(f) except in the ordinary course of business, consistent with past practices, sell, rent, lease, license, pledge, mortgage, transfer, leaseback or otherwise dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business, (B) pursuant to contracts in force on the date of this Agreement, (C) dispositions of obsolete or worthless assets, (D) pursuant to transactions solely among the Company and its wholly owned Subsidiaries or (E) lease or sublease of real property on market terms;

(g) except as permitted under existing equity compensation plans, repurchase, redeem or otherwise acquire any shares of the capital stock of the Company;

(h) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for short-term borrowings incurred in the ordinary course of business pursuant to existing credit facilities or any replacement of credit facilities;

(i) adopt or enter into any plan, program or arrangement that would be an Employee Benefit Plan if it were in effect as of the date of this Agreement, or materially amend (including to provide for additional acceleration of vesting or additional rights under) any an Employee Benefit Plan, or otherwise increase the compensation or (except in connection with an increase of a particular benefit for all employees eligible under such benefit arrangement as permitted under this Section 5.1(i)) the fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries; provided, however, that nothing in this Section 5.1(i) shall prohibit the Company and its Subsidiaries from (A) entering into at-will employment agreements with new employees below the level of executive officers or (B) making such increases in compensation and fringe benefits to employees below the level of executive officers, either in the ordinary course of business or that, in the aggregate, do not result in a material increase in the aggregate compensation expenses of the Company and its Subsidiaries, taken as a whole;

(j) other than in the ordinary course of business consistent with past practices, enter into, renew, modify or amend any contracts with a term in excess of 12 months that are not terminable by the Company and its Subsidiaries on less than 120 days’ notice without material penalty to the Company or such Subsidiary, involving payment obligations for any single contract from and after the Effective Time (after giving effect to any reduction in payment obligations under such contracts upon a proper termination of such contracts in accordance with their terms) in excess of $5,000,000 in the aggregate; provided, however, that the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, enter into any Contract that if in effect on the date hereof would be required to be disclosed on Section 3.8(a) of the Company Disclosure Schedule other than in the ordinary course of business, consistent with past practices, or that would require consent of a third party in the event of or with respect to the Offer or the Merger;

(k) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP;

(l) make or change any material tax election, file any amended Company Returns, settle or compromise any material tax liability, or agree to any extension of a statute of limitations with respect to material taxes;

(m) authorize or make capital expenditures which are in excess of $2,000,000 in the aggregate;

(n) acquire (by merger, consolidation, acquisition of stock or material assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, except for the purchase of components, raw materials or other inventory or supplies in the ordinary course of business in a manner that is consistent with past practice;

(o) settle any material Legal Proceeding or other claim involving or against the Company or any of its Subsidiaries, except for settlements that would not be material to the Company and its Subsidiaries, taken as a whole, after taking into account existing reserves in the Latest Balance Sheet;

(p) fail to take any commercially reasonable action in connection with paying any fee or making any filing necessary to maintain any material Registered IP of the Company or any Subsidiary of the Company;

(q)(i) amend or terminate the Company Rights Agreement or (ii) amend, terminate, waive, release or assign any material rights or claims under any standstill or similar Agreement, except, in the case of this clause (q)(ii), to the extent the Company’s Board of Directors determines in good faith (after consultation with counsel) that the failure to do so would create a material risk of a breach by the Company’s Board of Directors of its fiduciary duties to the Company’s stockholders;

(r) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(s) take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Section 6 not being satisfied or that would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the transactions contemplated by this Agreement in accordance with the terms hereof;

(t) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization or other similar reorganization;

(u) enter into, amend, modify or supplement any contract, transaction, commitment or arrangement with any officer, director or other Affiliate (or any Affiliate of any of the foregoing); or

(v) agree in writing to take or commit to any of the foregoing actions.

5.2 No Solicitation.

(a) Subject to Section 5.2(b), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly; (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal; (ii) enter into or participate in any discussions or negotiations regarding any Takeover Proposal, furnish to any Third Party any information (whether orally or in writing) in connection with, or in furtherance, of any Takeover Proposal, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made, is seeking to make or has informed the Company of any intention to make, or has publicly announced an intention to make, a Takeover Proposal; (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Offer Recommendation or Merger Recommendation (it being understood that taking a neutral position or no position with respect to any Takeover Proposal shall be considered an adverse modification), recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a Takeover Proposal, or take any action or make any statement inconsistent with the Offer Recommendation or Merger Recommendation (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”); (iv) take any action not already taken to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including approving any transaction under, or a Third Party becoming an “interested stockholder” under Section 203 of the DGCL, or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Takeover Proposal; (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Takeover Proposal (other than a confidentiality agreement of the type referred to in Section 5.2(b)); or (vi) grant any Third Party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time prior to the Acceptance Time (and in no event after the Acceptance Time), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 5.2(c), (i) engage in negotiations or discussions with any Third Party that has made after the date of this Agreement a Superior Proposal or a bona fide Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) may be reasonably likely to lead to the receipt of a Superior Proposal and the making of such Superior Proposal or such Takeover Proposal did not result from a breach of Section 5.2(a); (ii) thereafter, furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall, subject to Section 5.2(c), be provided, promptly after its execution, for informational purposes only to Parent, and which copy and the terms and existence thereof shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement); provided, that, subject to Section 5.2(c), all such information (to the extent that such information has not been previously provided or made or had been previously made available to Parent) is provided or made or had been previously made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party), and provided, further, that if such Superior Proposal or Takeover Proposal is made by a Third Party who or which, on the date hereof, is party to a confidentiality agreement with the Company which would prohibit the Company from complying with any of the terms of this Section 5.2(b) or Section 5.2(c) requiring the provision by the Company of information, agreements or the documents to Parent, then the Company may take the actions described in clauses (i) and (ii) of this Section 5.2(b) only if such confidentiality agreement with such Third Party has been amended (and the Company shall be permitted to amend such confidentiality agreement) to allow the Company to fully comply with such terms of this Section 5.2(b) and Section 5.2(c) without violating such confidentiality agreement; and (iii) following receipt of a Superior Proposal after the date of this Agreement, pursuant to Section 5.2(e) and subject to compliance with Section 5.2(d), make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.1(f) (provided that clauses (i) through (iii) thereof and Section 5.2(d) have been satisfied), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) and (ii) of Section 5.2(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, a Takeover Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Takeover Proposal, indication or request (including any changes thereto). The Company shall keep Parent reasonably informed on a current basis of the status and details of any such Takeover Proposal, indication or request (including any material changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe the material terms and conditions of any Takeover Proposal.

(d) Notwithstanding Section 5.2(b), the Board of Directors of the Company shall not take an action described in clause (iii) of Section 5.2(b) unless (i) the Company promptly notifies Parent, in writing at least five business days before taking that action, of its intention to do so in response to a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror, and (ii) Parent does not make, within such five-business-day period, an offer that is at least as favorable to the stockholders of the Company, as determined by the Board of Directors of the Company in good faith (after considering the advice of a financial advisor of nationally-recognized reputation), as such Superior Proposal (it being understood that the Company shall not take any action described in clause (iii) of Section 5.2(b) during such five-business-day period, and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional five-business-day period).

(e) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and nonpublic information access, if any, with or to any Third Party conducted prior to the date hereof with respect to any Takeover Proposal. The Company shall promptly request that each Third Party, if any, in possession of the confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of any potential Takeover Proposal to return or destroy all confidential information heretofore furnished to such Third Party.

5.3 Meeting of the Company’s Stockholders. If required by applicable Legal Requirements following the purchase of Company Shares by Acquisition Sub pursuant to the Offer, or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company will, as soon as practicable after the Acceptance Time, take all action necessary to convene a meeting of holders of Company Shares to vote upon the Merger (the “Company Stockholders Meeting”). The Company’s Board of Directors shall recommend adoption of this Agreement, and the Company shall take all lawful action to solicit such adoption, except to the extent that the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel to the Company) that to do so would be inconsistent with its fiduciary duties to the Company’s stockholders. In connection therewith, the Company shall (i) prepare and file with the SEC a proxy statement (the “Company Proxy Statement”), (ii) mail to its stockholders the Company Proxy Statement a sufficient time prior to the Company Stockholders Meeting, and (iii) otherwise comply in all material respects with all Legal Requirements applicable to the Company Stockholders Meeting. Parent, Acquisition Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall as promptly as practicable (i) notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement. The Company shall use its commercially reasonable efforts to resolve all SEC comments (in consultation with Parent) with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Company Proxy Statement is cleared with the SEC. Each of Parent, Acquisition Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which shall have become false or misleading. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Legal Requirements, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. At any such meeting of holders of Company Shares, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates will be voted in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Company Shares pursuant to the Offer by Acquisition Sub, the Company Shares beneficially owned by Acquisition Sub, together with any Company Shares beneficially owned by Parent and Parent’s other Affiliates, shall collectively represent at least 90% of the outstanding Company Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 253 of the DGCL.

5.4 Filings; Other Action.

(a) Subject to Section 5.4(b), each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub: (y) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement; and (z) shall use its commercially reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any Republic of China or other foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to Section 5.4(b) below and notwithstanding the foregoing, nothing in this Agreement will require Parent, any of its Subsidiaries, Acquisition Sub or the Surviving Corporation to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by Parent or Acquisition Sub or their subsidiaries of all or any material portion of the business or assets of the Company or any of their respective subsidiaries or compel Parent or Acquisition Sub or any of their respective subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or Acquisition Sub or Company or any of their respective subsidiaries, or impose any material limitation, restriction or prohibition on the ability of Parent or Company or their subsidiaries to conduct its business or own such assets, (B) impose material limitations on the ability of Parent or the Acquisition Sub or their subsidiaries to acquire, hold or exercise full rights of ownership of the Company Shares, including, without limitation, the right to vote any Company Shares acquired or owned by Acquisition Sub or Parent or their subsidiaries pursuant to the Offer on all matters properly presented to the Company’s stockholders, or (C) require divestiture by Parent or the Acquisition Sub or their subsidiaries of any Company Shares.

(b) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make all filings and submissions required to be made or effected by it pursuant to Exon Florio and (ii) use its commercially reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from CFIUS in connection with the transactions contemplated by this Agreement (such clearance or approval, the “CFIUS Approval”). Without limiting the foregoing, the requirement of Company, Parent and Acquisition Sub to use their commercially reasonable best efforts to obtain the CFIUS Approval shall include: (y) providing any information requested by CFIUS or any other agency or branch of the United States Government in connection with their review of the transactions contemplated by this Agreement and (z) in the case of Parent or Acquisition Sub, agreeing to a mitigation agreement with the United States Government containing customary terms and conditions for transactions in the personal computing industry, provided that such mitigation agreement would not (A) restrict, prohibit or limit the ownership or operation by Parent or Acquisition Sub or their Subsidiaries of all or any material portion of the business or assets of the Company or any of their respective subsidiaries or compel Parent or Acquisition Sub or any of their respective subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or Acquisition Sub or Company or any of their respective subsidiaries, or impose any material limitation, restriction or prohibition of the ability of Parent or Company or their Subsidiaries to conduct its business or own such assets, (B) impose material limitations on the ability of Parent or the Acquisition Sub or their subsidiaries to acquire, hold or exercise full rights of ownership of the Company Shares, including, without limitation, the right to vote any Company Shares acquired or owned by Acquisition Sub or Parent or their Subsidiaries pursuant to the Offer on all matters properly presented to the Company’s stockholders, or (C) require divestiture by Parent or the Acquisition Sub or their Subsidiaries of any Company Shares.

(c) Without limiting the generality of anything contained in Section 5.4(a) or Section 5.4(b), and except as may be prohibited by any Governmental Entity or by any Legal Requirement, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request or Legal Proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, CFIUS or any other Governmental Entity regarding the Offer or the Merger or any of the other transactions contemplated by this Agreement; (iv) permit the other to review and discuss in advance any proposed written or any oral communication with any such Governmental Entity; (v) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate therein; and (vi) furnish the other party with copies of all filings and communications between it (or its advisors) and any such Governmental Entity with respect to the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request or Legal Proceeding.

5.5 Access. Upon reasonable notice, the Company shall afford the officers and other authorized representatives of Parent and Acquisition Sub reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s and its Subsidiaries’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its and its Subsidiaries’ businesses as Parent may reasonably request, as well as reasonable access to the Company’s and its Subsidiaries’ officers, employees and agents; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that would violate any Legal Requirement. All information obtained by Parent and its representatives pursuant to this Section 5.5 shall be treated as “Confidential Information” for purposes of the Confidentiality Agreement.

5.6 Interim Operations of Acquisition Sub. Prior to the Effective Time, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.7 Publicity. Until Effective Time, neither the Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Legal Requirements or the applicable rules of any stock exchange.

5.8 Treatment of Options and Other Stock-Based Awards. The Board of Directors of the Company or compensation committee of the Board of Directors of the Company shall make such amendments and adjustments to or make such determinations with respect to the Company Options, as are necessary to implement the provisions of Section 2.6 herein and this Section 5.8. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not following the Effective Time, be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Company or to receive any payment in respect thereof other than with respect to the payment of the Option Consideration as provided in Section 2.6.

5.9 Employees.

(a) Beginning at the Effective Time and continuing through the first anniversary thereof, Parent shall ensure that employees of the Company and its Subsidiaries immediately before the Effective Time who remain in the employment of Parent or its Affiliates after the Effective Time (the “Continuing Employees”) shall be eligible to receive compensation and employee benefits that, in the aggregate, are no less favorable to those provided to the Continuing Employees immediately prior to the Effective Time (not taking into account the value of any equity grants). Nothing in this Section 5.9 (a) shall be construed as requiring Parent or any of its Affiliates to continue any Employee Benefit Plan, or restrict in any way Parent’s (or any of its Affiliate’s) rights to amend or terminate any Employee Benefit Plan; provided that Parent shall not amend, modify or terminate the Company’s bonus plans in effect at the Effective Time prior to January 1, 2008, and Parent shall cause payment of any earned but unpaid bonuses in respect of 2007 to be paid in accordance with the Company’s historical bonus payment policies in 2008.

(b) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees will be eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan, to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Each Continuing Employee shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs policies and arrangements maintained by the Surviving Corporation or the Parent or its Affiliates in which they participate or in which they become participants for purposes of eligibility and vesting such service shall also be included for benefit accruals, solely for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, and (iii) vacation benefits.

(d) Notwithstanding anything in Sections 5.9(b) or (c) to the contrary, service shall not be included for any of the purposes described in those Sections to the extent the inclusion of such service results in the duplication of any benefit.

(e) To the extent requested in writing by the Parent, prior to the Effective Time, the Company shall take all reasonable actions necessary to terminate any Employee Benefit Plan, and, to the extent permitted by such Employee Benefit Plan (including any requisite consents) and applicable law, with such termination to be effective at or before the Effective Time.

(f) No provision of this Section 5.9 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Subsidiary of the Company in any respect, including in respect of continued employment (or resumed employment) with the Parent, the Surviving Corporation or any of the Parent’s Subsidiaries, and no provision of this Section 5.9 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any pension plan, benefit plan, or any employee program or any plan or arrangement of Parent or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent or any of its Subsidiaries.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party (as defined in Section 5.10(d)); which is listed in Section 5.10(a) of the Company Disclosure Schedule; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, and, from and after the Effective Time, except as required by applicable Legal Requirements, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party.

(b) At the Effective Time, Parent shall cause to be obtained prepaid (or “tail”) directors’ and officers’ liability insurance policies for the benefit of the Indemnified Parties at the current coverage level and scope of liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement. Such “tail” insurance policies shall provide coverage through the sixth anniversary of the Effective Time, so long as the aggregate annual premium is not greater than 250% of the annual premium paid by the Company for its existing directors’ and officers’ liability insurance policies during 2006. In the event that such amount is insufficient for such coverage then the Surviving Corporation may spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) This Section 5.10 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(d) For purposes of this Agreement, each individual who is or was an officer or director of the Company at or at or at any time prior to the Acceptance Time shall be deemed to be an “Indemnified Party”.

5.11 Exercise of Right.

(a) It is the shared intention and desire of the parties to effect the River Transaction (as defined below) as promptly as possible. To this end, as promptly as practicable after the date of this Agreement, the Company agrees to use its commercially reasonable best efforts to acquire the Shares (as defined in the Letter Agreement) (the “River Shares”), pursuant to the terms and conditions set forth in the Letter Agreement, including (i) notifying the Individual that the Company is exercising its right to purchase all of the River Shares subject to the transfer notice (the “Transfer Notice”) delivered by the Individual to the Company pursuant to the Letter Agreement (the “River Offer”), (ii) negotiating and executing definitive documentation (the “Share Purchase Contract”) with respect to the purchase of the River Shares (and the Company and Parent shall use commercially reasonable best efforts to cause such Share Purchase Contract to contain such provisions with respect to the assignment of the Company’s rights thereunder as shall be necessary in order for the Company to satisfy its obligations under this Agreement) within the period set forth in the Letter Agreement for closing such transaction (the “River Transaction”), (iii) obtaining or making all necessary consents, approvals, authorizations or permits of, action by, or filing with or notification to, any Governmental Entity or any other Person, including labor councils, necessary or appropriate to close the River Transaction, (iv) closing the River Transaction as soon as reasonably practicable after the satisfaction of any regulatory and other conditions set forth in the definitive documents relating to the River Transaction (the “River Closing Date”), and (v) filing and defending any litigation or disputes related to the River Transaction or any actions taken by the Company in accordance with this Section 5.11; provided, however, the Company’s obligations under clauses (i) through (v) above shall be subject to there being at all times sufficient funds in the Escrow Account to satisfy such obligations; and provided further, that nothing in this Section 5.11(a) shall require the Company to increase the purchase price set forth in the Transfer Notice or otherwise incur any financial liability in excess of the purchase price (as may be increased from time to time) unless and until the amount of such increase or additional amounts are deposited into the Escrow Account and subject to drawdown by the Company pursuant to the terms of the Escrow Agreement. Parent and Acquisition Sub each will promptly provide any information reasonably requested by the Company, and will fully cooperate with the Company, in connection with taking of any of the required actions of the Company under this Section 5.11, including providing any information relating to Parent, Acquisition Sub or any of their directors, officers or affiliates required for any regulatory approvals or filings necessary in connection with the consummation of the River Transaction. The Parent and Acquisition Sub each recognize that the failure of the Company to enter into a Share Purchase Contract or close the River Transaction shall not constitute a breach of this Section 5.11 if the Company has complied with its obligations herein in all material respects.

(b) To the extent permitted by applicable Legal Requirements (as advised by Company counsel), Parent shall have the right to direct (i) all negotiations and preparation of the Share Purchase Contract, (ii) the taking, or failure to take, any action necessary to close the River Transaction, and (iii) the filing or defense of any litigation or arbitration proceedings or resolutions of any disputes related to the exercise of the right of first refusal under the Letter Agreement or any other actions taken by the Company pursuant to Section 5.11(a).

(c) Parent shall (i) within one business day after the date of this Agreement, enter into a mutually acceptable Escrow Agreement with a mutually acceptable escrow agent in the United States(the “Escrow Agent”) and the Company (the “Escrow Agreement”), and deposit the cash sum of $10,000,000 (the “Initial Escrow Deposit”) into the escrow account created pursuant to the Escrow Agreement (the “Escrow Account”), and (ii) within ten calendar days after the date of this Agreement (or, if earlier, the date the Company would be required to pay the purchase price of the River Shares), deposit a cash sum equal to the United States Dollar equivalent of €35,000,000 less the amount of the Initial Deposit (the “Balance Escrow Deposit” and, the sum of the Balance Escrow Deposit and the Initial Escrow Deposit, the “Escrow Deposit”) into the escrow account created pursuant the Escrow Agreement. The Company shall have the right to withdraw funds from the Escrow Account from time to time in its sole discretion to (A) pay the purchase price for the River Shares (including any increase in the purchase price or deposit authorized by Parent),

(B) pay all reasonable and documented out-of-pocket expenses incurred, or reasonably expected to be incurred, by the Company in connection with the closing of the River Transaction and the Company’s taking of any actions pursuant to Section 5.11(a), and (C) fund the working capital requirements of Packard-Bell B.V. (“River”) if the closing of the River Transaction occurs prior to the Acceptance Time (collectively, the “River Expenses”). As a condition to and in conjunction with the performance by the Company of its obligations under this Section 5.11, Parent shall, to the extent necessary and in a timely fashion, deposit into the Escrow Account sufficient funds to permit the Company to pay all River Expenses. Notwithstanding the foregoing, in the event (i) the balance of the Escrow Account at any time is less than $5,000,000 (the “Minimum Amount”) or (ii) the Parent, the Acquisition Sub, the Company or any of their respective representatives offers to increase the purchase price for the River Shares from the price set forth in the Transfer Notice, Parent shall transfer to the Escrow Agent within two business days, in the case of (i), an amount sufficient to bring the balance in the Escrow Account up to or in excess of the Minimum Amount, and in the case of (ii) an amount equal to the increase in such purchase price. Under no circumstances shall the Company have any obligation to pay any River Expenses from its own funds and the Company shall not be in breach of any obligation under this Section 5.11 if Parent fails to make available to the Company through the Escrow Account sufficient funds to pay for River Expenses incurred, or reasonably expected to be incurred, by the Company in the performance of such obligation. The Company shall use funds withdrawn from the Escrow Account solely to pay River Expenses. Notwithstanding the foregoing, except in respect of payment of the purchase price of the River Shares at the closing of the River Transaction or any deposit required in connection therewith, the Company shall not withdraw funds in excess of, with respect to any single drawdown, (x) $250,000 without the prior written notification of Parent or (y) $500,000 without prior approval of Parent, which approval shall be granted within three business days after notice of such drawdown unless Parent disputes that such drawdown is in respect of River Expenses. The Company shall provide monthly statements to Parent providing a reasonably detailed accounting of the use of any funds withdrawn from the Escrow Account and Parent shall have the right to obtain invoices to verify any withdrawals from the Escrow Account shown in such monthly statements.

(d) So long as Company has not breached or failed to perform its obligations in any material respect under this Section 5.11, which breach or failure to perform is either incurable or, if curable is not cured by the Company within 20 days following receipt by the Company of written notice of such breach of failure, then to the maximum extent permitted by Legal Requirements, Parent and Acquisition Sub, jointly and severally, shall indemnify, defend and hold the Company and its directors, managers, officers, employees and agents harmless from any and all liabilities, obligations, claims, contingencies, losses, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, that any of such Persons may suffer or incur as a result of or relating to the performance of any of the Company’s obligations under this Section 5.11 and the Share Purchase Contract and all actions taken by the Company and its directors, managers, officers, employees and agents in connection therewith, including without limitation (i) the acceptance of the River Offer, (ii) the acquisition and ownership of the River Shares (as defined in the Letter Agreement) by the Company, and (iii) the entry into and consummation of the Share Purchase Contract.

5.12 Additional Agreements. In case at any time after the Acceptance Time (including after the Effective Time) any further action is necessary or desirable to carry out the transactions contemplated hereby or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably required.

5.13 Advice of Changes. The Company shall promptly notify Parent of (a) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in paragraph (c) of Annex I not to be satisfied; (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the condition set forth in paragraph (d) of Annex I not to be satisfied; or (c) any change or event having a material adverse effect on it or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to Parent.

5.14 Company Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 1.3(a)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger.

5.15 Rule 14d-10(d). Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company’s Board of Directors) shall use reasonable efforts to (i) take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries since January 1, 2007 with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning as set forth in Rule 14d-10(d) of the Exchange Act, and (ii) take all such steps necessary as may be required or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such employment, compensation, severance or other employee benefit arrangement or payment in accordance with Rule 14d-10(d) under the Exchange Act.

5.16 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense of any stockholder litigation against the Company or its officers or directors relating to the transactions contemplated by this Agreement.

5.17 FIRPTA. At or prior to the Acceptance Time (and thereafter until the Closing as requested by the Parent or applicable transferee), the Company shall have delivered to Parent or applicable transferee a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (the “FIRPTA Certificate”) along with written authorization for Parent or applicable transferee to deliver such FIRPTA Certificate to the Internal Revenue Service on behalf of the Company; provided, however, that if the Company fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Parent or applicable transferee shall withhold from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under section 1445 of the Code as determined by Parent.

SECTION 6. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions prior to the Effective Time:

6.1 Stockholder Approval. If adoption of this Agreement by the holders of Company Shares is required by applicable Legal Requirements, this Agreement shall have been adopted by the requisite vote of such holders.

6.2 No Injunctions; Laws. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no law shall have been enacted since the date of this Agreement and shall remain in effect that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use its reasonable best efforts to have any such injunction lifted.

6.3 Closing of Tender Offer. Acquisition Sub shall have purchased, or caused to be purchased, all Company Shares properly tendered (and not properly withdrawn) pursuant to the Offer.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned (before or after the adoption of this Agreement by the stockholders of the Company):

(a) by mutual consent of the Company (subject to Section 1.5) and Parent at any time prior to the Acceptance Time;

(b) by the Company, prior to commencement of the Offer if Acquisition Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten days after the date of this Agreement (provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company if the failure to commence the Offer within ten days after the date of this Agreement is attributable to the failure of the Company or any of its Subsidiaries to perform any covenant in this Agreement required to be performed by the Company or any of its Subsidiaries at or prior to commencement of the Offer);

(c) by Parent or the Company, at any time after the Walk Away Date and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the close of business on the Walk Away Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party where the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has resulted in the failure of the Acceptance Time to have occurred on or before the Walk Away Date;

(d) by Parent or the Company, at any time prior to the Acceptance Time if there shall be any Legal Requirement in effect that makes the acceptance for payment of Company Shares tendered pursuant to the Offer illegal or that prohibits the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the Merger and such injunction shall have become final and non-appealable; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the issuance of any such injunction prohibiting the acceptance for payment of Company Shares tendered pursuant to the Offer or is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e) by Parent, if prior to the Acceptance Time, and after a public announcement with respect to a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof), (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company shall have failed to publicly confirm the Offer Recommendation or Merger Recommendation within ten business days of a written request by Parent that it do so; provided that Parent may only exercise its termination right under this Section 7.1(e) following a scheduled expiration date of the Offer and if the Minimum Tender Condition has not been met;

(f) by the Company, if, (i) the Company has effected a Company Adverse Recommendation Change in accordance with (and after compliance with) the provisions of Section 5.2(b)(iii), (ii) if adoption of this Agreement by holders of Company Shares is required by applicable Legal Requirements, such adoption has not been obtained, and (iii) substantially contemporaneously with such termination the Company enters into a definitive agreement providing for a Superior Proposal in accordance with Section 5.2; provided, that prior to such termination or simultaneously therewith the Company shall have paid or caused to be paid the Termination Amount in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Amount shall have been paid);

(g) by Parent, if prior to the Acceptance Time, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (b) or (c) of Annex I and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Walk Away Date provided, at the time of the delivery of such written notice, neither Parent or Acquisition Sub shall be in material breach of its obligations under this Agreement; or

(h) by the Company, if prior to the Acceptance Time, Parent or Acquisition Sub shall have (A) failed to perform in any material respect any of its obligations required to be performed by it under this Agreement or (B) breached any of Parent’s or Acquisition Sub’s representations and warranties (without regard to materiality qualifiers contained therein), which breach or failure to perform, in the case of clause (B), would reasonably be expected to, individually or in the aggregate, adversely affect Parent or Acquisition Sub’s ability to consummate the transactions contemplated by this Agreement and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the Walk Away Date, provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement, and provided, further, that for purposes of this Section 7.1(h), Acquisition Sub’s failure in any material respect to commence or extend the Offer, or to purchase Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Offer or this Agreement, in any such case in violation of the terms of the Offer or this Agreement, shall be deemed an incurable breach of this Agreement by Acquisition Sub.

7.2 Effect of Termination on the River Transaction.

(a) Termination Without Superior Proposal.

(i) If the Closing of the purchase of the River Shares has occurred and this Agreement is terminated pursuant to the provisions of Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(g) or Section 7.1(h) (other than a termination pursuant to Section 7.1(h) effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement) when the Acceptance Time has not occurred, the Company shall assign, transfer and deliver the River Shares to Parent, free and clear of all liens and encumbrances created by the Company, and assign, to the extent it can be assigned, to Parent, without any representation or warranty, all of the Company’s rights and obligations, if any, under the Share Purchase Contract within three business days after the date of termination of this Agreement. In consideration of such assignment and transfer, Parent shall, concurrently with such transfer, pay to the Company $10 million by wire transfer of immediately available funds (the “River Fee”).

(ii) If the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred, upon termination of this Agreement pursuant to the provisions of Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(g) or Section 7.1(h) (other than a termination pursuant to Section 7.1(h) effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), the Company shall assign to Parent all of the Company’s rights and obligations under the Share Purchase Contract (if such rights and obligations under the Share Purchase Contract can be so assigned) within three business days after the date of termination of this Agreement. In consideration of such assignment and transfer, Parent shall, concurrently with such transfer, pay to the Company the River Fee by wire transfer of immediately available funds.

(iii) If either (x) a Share Purchase Contract has not been executed and delivered or (y) the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and the Company’s rights and obligations under such Share Purchase Contract cannot be assigned to Parent, then upon termination of this Agreement pursuant to the provisions of Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(g) or Section 7.1(h) (other than a termination pursuant to Section 7.1(h) effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), the Company , effective upon such termination of this Agreement, shall grant to Parent an irrevocable option to assignment of the Share Purchase Contract upon the execution thereof or, if the Company’s rights and obligations under such Share Purchase Contract cannot be assigned to Parent, to assignment of the River Shares (such applicable option, the “Assignment Option”). In consideration of such delivery, Parent shall, concurrently with such assignment of the Share Purchase Contract or delivery of the River Shares, respectively, pay to the Company the River Fee by wire transfer of immediately available funds.

(iv) Upon a termination of this Agreement pursuant to the provisions of Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(g) or Section 7.1(h) (other than a termination pursuant to Section 7.1(h) effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), any funds remaining in the Escrow Account, less any River Expenses not previously withdrawn from the Escrow Account, shall be disbursed to Parent within three business days after the date of termination; provided, however, that if the provisions of clause (iii) above apply in respect of any such termination, such funds shall be disbursed within three business days after the date that the River Shares are required to be delivered to Parent.

(b) Termination Upon a Superior Proposal Failure to Commerce Tender Offer; Failure to Maintain Minimum Amount.

(i) In the event this Agreement is terminated pursuant to the provisions of Section 7.1(h) (if termination is effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), Section 7.1(b) or Section 7.1(f), the Company shall have the right, in its sole discretion, to either (A) subject to the last sentence of this Section 7.2(b)(i), (x) assign and transfer the River Shares to Parent if the Closing of the purchase of the River Shares has occurred or (y) assign to Parent all of the Company’s rights and obligations under the Share Purchase Contract if the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and if such rights and obligations under the Share Purchase Contract can be so assigned, or (z) grant to Parent the applicable Assignment Option, if either a Share Purchase Contract has not been executed and delivered or the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and the Company’s rights and obligations under such Share Purchase Contract cannot be assigned to Parent, then , in each case, in accordance with Section 7.2(a), and in consideration of such assignment, Parent shall, concurrently with such assignment (or in the case of clause (z), concurrently with such assignment of the Share Purchase Contract or delivery of the River Shares, as the case may be), pay to the Company the River Fee by wire transfer of immediately available funds, or (B) in the case of a termination pursuant to Section 7.1(f) only, implement the process set forth in clause (ii) below. If this Agreement is terminated pursuant to the provisions of Section 7.1(f), the Company shall notify in writing the Third Party that made such Superior Proposal of its obligations under this Section 7.2(b)(i) and Section 7.2(b)(ii) (the “Auction Notice”) and shall not take make the election described in clause (A) of this Section 7.2(b)(i) if such Third Party notifies the Company in writing within five business days after the date of such Auction Notice that such Third Party desires to participate in the Auction referred to in Section 7.2(b)(ii).

(ii) If this Agreement is terminated pursuant to the provisions of Section 7.1(f) and the Company does not make the election set forth in clause (i)(A) above, the Company shall, within three business days after termination of this Agreement, commence an auction (the “Auction”) between Parent and the Third Party that has made the Superior Proposal (the “Third Party Bidder” and collectively with Parent for purposes of the Auction, the “Bidders”) of the Company’s rights in respect of the River Transaction, whether such auction be for the River Shares (if the closing of the purchase of the River Shares has occurred), the rights and obligations of the Company under the Share Purchase Contract (if the Share Purchase Contract has been executed but a closing in respect of the Share Purchase Contract has not occurred and to the extent that the Company’s rights and obligations under the Share Purchase Contract can be assigned) or the applicable Assignment Option (if a Share Purchase Contract has not been executed or if the Share Purchase Contract has been executed but a closing in respect of the Share Purchase Contract has not occurred and the Company’s rights and obligations under the Share Purchase Contract are not assignable). Prior to the commencement of the bidding, each of Parent and the Third Party Bidder shall enter into an escrow agreement with the Escrow Agent, which shall provide that until the completion of the Auction, information as to amounts held in each such account must be held in confidence and only be made available to Parent or the Third Party Bidder (as the case may be) and a Person mutually agreeable to Parent and the Company (the “Independent Person”), who would agree to hold this information in confidence. All bids in the Auction must be for cash with a minimum first bid equal to the sum of (i) $10 million and (ii) the purchase price provided for in the River Transaction. Prior to making a bid, a Bidder would be required to deposit the amount of its bid in its respective escrow account; provided that the Parent shall receive a credit for the amount of such purchase price then on deposit in the Escrow Account, less any River Expenses not previously withdrawn from the Escrow Account. Bids would be submitted to the Independent Person at the time and place established by the Independent Person who would agree to hold the bid confidential until the bids of both Bidders were received, at which time the Escrow Agent would verify that funds in at least an amount necessary to satisfy such bid had been deposited in the respective Bidder’s escrow account and notify the Company, Parent and the Third Party Bidder of the amounts of the bids. Following the first submission of bids, additional submission of bids shall occur, in each which submission the minimum bid of each Bidder bidding shall be at least equal to the higher bid in the immediately preceding submission and each of which submissions would be conducted in accordance with the procedures set forth in the immediately preceding sentence. At such time as only one of the Bidders submits a bid in accordance with the procedures set forth in this clause (ii), that Bidder (provided it has sufficient funds then on deposit in the escrow account) would be obligated, at such Bidder’s final submitted bid, to acquire the Company’s rights in respect of the River Transaction.

(iii) When the Auction terminates and the proceeds are received, the Company shall cause such amounts to be distributed to the Company’s stockholders as merger or tender offer consideration in connection with the Superior Proposal.

(iv) If the Third Party Bidder is the successful Bidder, the Third Party Bidder must (A) reimburse Parent for all amounts distributed from the Escrow Account (including the amount of any River Expenses not previously withdrawn from the Escrow Account with respect to which the Company withholds amounts in the Escrow Account as described below), and the Company must cause any amounts remaining in the Escrow Account, less any River Expenses not previously withdrawn from the Escrow Account, to be distributed to Parent prior to the closing of the acquisition by the Third Party Bidder of the Company’s rights in respect of the River Transaction, (B) assume all obligations of Parent under Section 5.11 of this Agreement (including the obligation to deposit into the Escrow Account a cash amount equal to the Escrow Deposit within two business days after being determined to be the successful Bidder, and restore amounts in the Escrow Account subject to immediate drawdown in accordance with Section 5.11(b)) and (C) indemnify, defend and hold the Parent and it directors, managers, officers, employees and agents harmless from any and all liabilities, obligations, claims, contingencies, losses, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, that any of such Persons may suffer or incur in connection with the performance by Parent and the Company of their rights and obligations under Section 5.11 of this Agreement.

(v) In the event this Agreement is terminated pursuant to the provisions of Section 7.1(h) (if effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), Section 7.1(b) or Section 7.1(f) and the Company does not make the election set forth in clause (i)(A) above, then the Company shall reimburse the Parent for all amounts deposited by Parent into the Escrow Account, which payment shall constitute the full satisfaction, discharge and release of all of the Company’s obligations under this Section 5.11.

(c) Termination Upon A Company Adverse Recommendation Change.

(i) In the event this Agreement is terminated pursuant to the provisions of Section 7.1(e) and the Company is acquired within 12 months following such termination, the Company shall have the right, in its discretion, to either (A) (x) assign and transfer the River Shares to Parent if the closing of the purchase of the River Shares has occurred or (y) assign to Parent all of the Company’s rights and obligations under the Share Purchase Contract if the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and if such rights and obligations under the Share Purchase Contract can be assigned or (z) grant to Parent the applicable Assignment Option, if either a Share Purchase Contract has not been executed and delivered or the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and the Company’s rights and obligations under such Share Purchase Contract cannot be assigned to Parent, then , in each case, in accordance with Section 7.2(a), and in consideration of such assignment, Parent shall, concurrently with such assignment (or in the case of clause (z), concurrently with such assignment of the Share Purchase Contract or delivery of the River Shares, as the case may be), pay to the Company the River Fee by wire transfer of immediately available funds, or (B) implement the process set forth in clause (ii) of Section 7.2(b) above.

(ii) In the event this Agreement is terminated pursuant to the provisions of Section 7.1(e) and the Company is not acquired within 12 months following such termination, the Company shall, at the end of such 12-month period, (x) assign and transfer the River Shares to Parent if the closing of the purchase of the River Shares has occurred, (y) assign to Parent all of the Company’s rights and obligations under the Share Purchase Contract if the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and if such rights and obligations under the Share Purchase Contract can be so assigned, or (z) grant to Parent the applicable Assignment Option, if either a Share Purchase Contract has not been executed and delivered or the Share Purchase Contract has been executed and delivered but a closing in respect of the Share Purchase Contract has not occurred and the Company’s rights and obligations under such Share Purchase Contract cannot be assigned to Parent, then , in each case, in accordance with Section 7.2(a), and in consideration of such assignment, Parent shall, concurrently with such assignment (or in the case of clause (z), concurrently with such assignment of the Share Purchase Contract or delivery of the River Shares, as the case may be), pay to the Company the River Fee by wire transfer of immediately available funds.

7.3 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (a) Section 7.2, Section 7.3, Section 7.4, Section 8 and all other obligations of the parties specifically intended to be performed after termination of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; (b)(x) if termination is pursuant to the provisions of Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(g), or Section 7.1(h) (other than a termination pursuant to Section 7.1(h) effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), or (y) if termination is in accordance with 7.1(h) (if effected because of Parent’s (A) failure to accept for payment and pay for Company Shares validly tendered and not properly withdrawn in accordance with the terms of this Agreement or (B) failure to enter into the Escrow Agreement, make the Initial Escrow Deposit or the Balance Escrow Deposit into the Escrow Account or restore the amount subject to immediate drawdown held in the Escrow Account to the Minimum Amount, in each case, in accordance with the terms of this Agreement), Section 7.1(b), Section 7.1(e) (if Section 7.2(c)(ii) applies, if the Company makes the election pursuant to Section 7.2(c)(i)(B) or, in the case of an election pursuant to Section 7.2(c)(i)(B) if Parent is the successful Bidder in the Auction under Section 7.2(b)(ii)) or Section 7.1(f) (if the Company makes the election pursuant to Section 7.2(b)(i)(A) or pursuant to 7.2(b)(i)(C) or, in the case of an election under Section 7.2(b)(i)(C)Parent is the successful Bidder in the Auction under Section 7.2(b)(ii)), Section 5.11 shall survive the termination of this Agreement and shall remain in full force and effect; and (c) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation or covenant contained in this Agreement or any fraud.

(b) The parties acknowledge that the Termination Amount set forth in Section 7.4 constitutes a reasonable estimate of the damages that will be suffered by reason of the termination of this Agreement and shall be in full and complete satisfaction of any and all damages arising as a result of such termination.

7.4 Termination Fee; Expense Reimbursement.

(a) In the event this Agreement is terminated by the Parent pursuant to Section 7.1(e), then the Company shall make a cash payment to the Parent in the amount of $21.3 million (the “Termination Amount”).

(b) In the event this Agreement is terminated by the Parent pursuant to Section 7.1(c), if both (A) prior to the termination of this Agreement, a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, shall have been made to the Company Board or publicly announced and not withdrawn, revoked or rejected prior to the date of termination of the Agreement pursuant to Section 7.1(c) and (B) within 12 months following such termination, the Company shall have entered into a definitive agreement to engage in, or there has otherwise occurred, a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, which transaction is subsequently consummated, then Company shall make a cash payment to the Parent of the Termination Amount.

(c) In the event this Agreement is terminated by the Parent pursuant to Section 7.1(g), (i) Company shall then make a cash payment to the Parent in the amount equal to the Parent’s Expenses, and (ii) if both (A) prior to the termination of this Agreement, a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, shall have been made to the Company Board or publicly announced and not withdrawn, revoked or rejected prior to the date of termination of the Agreement pursuant to

Section 7.1(g) and (B) within 12 months following such termination, the Company shall have entered into a definitive agreement to engage in, or there has otherwise occurred, a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof) with any Person other than the Parent or any Affiliate of the Parent, which transaction is subsequently consummated, then Company shall make a cash payment to the Parent of the Termination Amount, less the amount previously received by the Parent relating to the Parent’s Expenses.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b) or (h), the Parent shall make a cash payment to the Company in the amount equal to the Company’s Expenses.

(e) In the event this Agreement is terminated by the Company pursuant to Section 7.1(f) after a public announcement with respect to a Takeover Proposal (with all references to 20% in the definition thereof being treated as references to 50% for purposes hereof), then the Company shall make a cash payment to the Parent of the Termination Amount.

(f) If required under this Section 7.4, the Termination Amount and Parent’s Expenses or the Company’s Expenses, as the case may be, shall be paid in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment except as provided in Section 7.1(f). The parties acknowledge and agree that the provisions for payment of the Termination Amount and Parent’s Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Parent to enter into this Agreement and to reimburse the Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Amendment. Subject to Section 1.5, this Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time; provided, however, that, (i) after Acquisition Sub purchases any Company Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and (ii) that after any adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2 Waiver.

(a) At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance by any other party hereto with any of the agreements or conditions contained herein; provided, however, that after any adoption of this Agreement by the Company’s stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which applicable Legal Requirement requires further approval by the stockholders of the Company without obtaining such further approval.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The rights and remedies herein provided shall be cumulative and not exclusive of rights or remedies provided by law.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

8.4 Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof and, except as otherwise expressly provided in Section 5.10 are not intended to confer on any Person any rights or remedies.

8.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

8.6 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.11 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.9 Payment of Expenses. Except as provided in Section 7.4, whether or not Company Shares are purchased pursuant to the Offer and whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, including all attorneys’ and accountants’ fees and expenses; provided, however, that Parent and the Company shall share equally all fees and expenses incurred for the filing fee of any documents required under the HSR Act or any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. Nothing contained in this Agreement shall be deemed to limit the right or ability of any party to this Agreement to pay such expenses, as and when due and payable.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of any applicable Legal Requirement or otherwise, by any of the parties without the prior written consent of the other parties; provided, that Parent and the Acquisition Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.10 shall be null and void.

8.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Acer Inc.

Galaxy Acquisition Corp.

8F, 88, Sec. 1

Hsin Tai Wu Road

Hsichih

Taipei, Hsien 221

Taiwan, R.O.C.

Attention: General Counsel

Fax: 886-2-2696-3535

with a copy to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: Richard V. Smith, Esq.

Fax: (415) 773-5759

if to the Company:

Gateway, Inc.

7565 Irvine Center Drive

Irvine, CA 92618

Attention: Greg Call

Fax: (949) 471-7020

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 S. Grand Avenue, Ste. 3400

Los Angeles, CA 90071

Attention: Brian J. McCarthy, Esq.

Fax: (213) 687-5600

8.12 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(f) All references in this Agreement to “€” are intended to refer to Euro dollars.

(g) As used in this Agreement, the words “herein,” “hereof,” “herewith,” “hereby,” “hereunder” and “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

ACER INC.

By:	/s/ J.T. WANG
Name:	J.T. Wang
Title:	Chairman

GALAXY ACQUISITION CORP.

By:	/s/ HOWARD CHAN
Name:	Howard Chan
Title:	Chief Financial Officer

GATEWAY, INC.

By:	/s/ J. EDWARD COLEMAN
Name:	J. Edward Coleman
Title:	Chief Executive Officer

ANNEX I

Conditions of the Offer

Acquisition Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of this Agreement):

(1) there shall have been validly tendered and not properly withdrawn Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Affiliates, represent at least a majority of the total number of Company Shares outstanding at the time of the expiration of the Offer on a “fully diluted basis”(which assumes conversion or exercise of all then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into or exercisable for Company Shares, but only to the extent then so convertible, exchangeable or exercisable, vested (if applicable), and in-the-money at the Offer Price, in each case, other than potential dilution attributable to Company Rights) on the date Company Shares are accepted for payment (the “Minimum Tender Condition”); or

(2) the waiting periods under the HSR Act, the Canadian Competition Act and the review period under the Fair Trade Act of 2002 of the Republic of China (Taiwan) shall have expired or otherwise been terminated; or

(3) the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under Exon-Florio (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio, or the President shall have made a decision not to block the transaction.

Furthermore, Acquisition Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of this Agreement) and before acceptance of such Company Shares for payment, any of the following events has occurred and is at such time continuing:

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act and the Canadian Competition Act, the review period under the Fair Trade Act of 2002 of the Republic of China (Taiwan) and the review period of CFIUS to the Offer or to the consummation of the Merger, which is then in effect and: (i) makes illegal or otherwise prohibits the acceptance for payment of, and payment for Company Shares, pursuant to the Offer or the Merger, (ii) restricts, prohibits or limits the ownership or operation by Parent or Acquisition Sub or their subsidiaries of all or any material portion of the business or assets of the Company or any of their respective subsidiaries or compel Parent or Acquisition Sub or any of their respective Subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or Acquisition Sub or Company or any of their respective subsidiaries, or imposes any material limitation, restriction or prohibition on the ability of the Parent or Company or their Subsidiaries to conduct its business or own such assets, (iii) imposes material limitations on the ability of Parent or the Acquisition Sub or their subsidiaries to acquire, hold or exercise full rights of ownership of the Company Shares, including, without limitation, the right to vote any Company Shares acquired or owned by Acquisition Sub or Parent or their Subsidiaries pursuant to the Offer on all matters properly presented to the Company’s stockholders, or (iv) requires divestiture by Parent or the Acquisition Sub or their Subsidiaries of any Company Shares; or

(b) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date); or

(c) the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under this Agreement; or

(d) there shall have occurred any Effect arising after the date of this Agreement which has had or would reasonably be expected have, either individually or in the aggregate, a Company Material Adverse Effect; or

(e) the Company and Parent shall have reached a mutual written agreement either that the Offer be terminated or this Agreement be terminated, or this Agreement shall have been validly terminated in accordance with Section 7 thereof.

At the request of Parent, immediately prior to the Acceptance Time, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that the conditions set forth in paragraphs (b), (c) and (d) are satisfied as of such time and date.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted only by Parent or Acquisition Sub regardless of the circumstances giving rise to such condition except as provided by this Agreement (other than any such circumstances caused by or substantially contributed to by any breach by Parent or Acquisition Sub of any of their representations, warranties, covenants, agreements or obligations under this Agreement), and may be waived only by Parent or Acquisition Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Acquisition Sub, subject in each case to the terms of this Agreement. Subject to the terms of this Agreement, the failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case, prior to the acceptance for payment of, and payment for, tendered Company Shares.

Exhibit A

Certain Definitions

For purposes of this Agreement (including Annex I and this Exhibit A):

Affiliate. A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including Annex I and this Exhibit A) may be amended from time to time.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Convertible Notes. “Company Convertible Notes” shall mean, collectively, the Company’s 1.5% Senior Convertible Notes due December 31, 2009 and the Company’s 2.0% Senior Convertible Notes due December 31, 2011.

Company IP. “Company IP” shall mean all material IP Rights that are owned by, or that another Person has an obligation to assign to, the Company or its Subsidiaries and that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted, whether or not such rights are registered, recorded, or associated with an issued patent.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any event, change, circumstance, effect or state of facts (each, an “Effect”) that, individually or in the aggregate when taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect exists: (a) any adverse Effect that results from general economic, financial or market conditions to the extent that such Effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (b) any adverse Effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent that such Effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole; (c) any adverse Effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising from or otherwise relating to the announcement or pendency of this Agreement, the Offer or the Merger; (d) any adverse Effect resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or Acquisition Sub or the failure to take any actions due to restrictions set forth in this Agreement; (e) any changes in the price or trading volume of the Company’s stock, in and of itself (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in a Company Material Adverse Effect); (f) any failure by the Company to meet published revenue or earnings projections, in and of itself (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in a Company Material Adverse Effect); (g) any adverse Effect arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Offer or the Merger; (h) other changes reasonably foreseeable as a result of the announcement of the transactions contemplated hereby; (i) disruptions in the availability or quality of components available to Company or its suppliers or finished goods available to the Company as a result of market constraints or transportation conditions or similar factors to the extent that such Effect does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(j) any adverse Effect resulting from or arising out of the announcement, pendency, consummation, non-consummation, or terms and conditions, of the sale of the Company’s “Professional Division” or that portion of the Company’s consumer direct division that provides business-related products and technical services to small to medium-sized businesses (collectively, the “Pro Business”); or (k) any adverse Effect resulting from any changes in applicable law, rules, regulations or GAAP or other accounting standards, or authoritative interpretations thereof.

Company Options. “Company Options” shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Stock Plans or otherwise.

Company Rights. “Company Rights” shall mean the rights issued pursuant to the Company Rights Agreement.

Company Rights Agreement. “Company Rights Agreement” shall mean the Rights Agreement dated as of January 19, 2000 between the Company and UMB Bank, N.A., as Rights Agent.

Company Shares. “Company Shares” shall mean shares of common stock, $0.01 par value per share, of the Company. Except where the context otherwise requires, all references in this Agreement to Company Shares shall include the associated Company Rights.

Company Stock Plans. “Company Stock Plans” shall mean the following stock option plans of the Company: the 1996 Long-Term Incentive Equity Plan, the 2000 Equity Incentive Plan, the 1996 Non-Employee Directors Stock Option Plan and the Employee Equity Incentive Plan (also known as the 2000 Employee Equity Incentive Plan).

Company’s Expenses. “Company’s Expenses” shall mean the cash amount necessary to reimburse the Company and its Affiliates for their documented out-of-pocket fees and expenses incurred by them or on their behalf at any time prior to the termination of this Agreement in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Non-Disclosure Agreement dated August 3, 2007 between Parent and the Company.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

Environmental Law. “Environmental Law” shall mean applicable foreign, federal, state and local laws, regulations, rules and ordinances regulating pollution or protection of human health or the environment.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

Governmental Entity. “Governmental Entity” shall mean any federal, state, local or foreign governmental authority as well as private arbitral authorities whose orders are binding.

Hazardous Substances. “Hazardous Substances” shall mean any substance, whether solid, liquid or gaseous, which is regulated as a “hazardous substance,” “hazardous waste,” “oil,” “pollutant,” “toxic substance,”

“hazardous material,” or “contaminant” pursuant to applicable Environmental Laws, including asbestos, polychlorinated biphenyls or petroleum compounds.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

IP Rights. “IP Rights” shall mean intellectual property rights, however denominated throughout the world, including: (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) industrial property rights; (c) trademarks, trade names and service marks; (d) copyrights, mask works and proprietary works of authorship; (e) trade secrets; and (f) computer software (in any code format).

Knowledge. “Knowledge” of the Company shall mean the knowledge of the individuals set forth in Exhibit A to the Company Disclosure Schedule after due and diligent inquiry.

Latest Balance Sheet. “Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2007, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2007.

Legal Proceeding. “Legal Proceeding” shall mean any lawsuit, court action or legal, governmental, administrative or arbitration proceeding or any investigation or inquiry by a Governmental Entity, in all cases of which, the Company has received notice.

Legal Requirement. “Legal Requirement” shall mean any law, rule, obligation, duty, regulation, statute, treaty, ordinance, judgment, decree, order, writ or injunction of, or adopted, promulgated or imposed by, any Governmental Entity.

Parent’s Expenses. “Parent’s Expenses” shall mean the cash amount necessary to reimburse Parent, Acquisition Sub and their Affiliates for their documented out-of-pocket fees and expenses incurred by them or on their behalf at any time prior to the termination of this Agreement in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) liens for taxes not yet due and payable; (b) liens, encumbrances or imperfections of title, other than mortgages and other voluntary monetary liens and encumbrances, that have arisen in the ordinary course of business and that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (c) liens or encumbrances disclosed in the Company SEC Documents; and (d) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions.

Person. “Person” shall mean any individual or Entity.

Restricted Company Shares. “Restricted Company Shares” shall mean those Company Shares issued under Company Stock Plans that are subject to forfeiture in favor of the Company that lapses over a vesting period related to the holder’s period of employment.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Software. “Software” shall mean all (a) computer programs, software applications and code, including software implementations of algorithms, models and methodologies, and source code and object code, and (b) software development and design tools, and software libraries and compilers.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; (b) at least 50% of the outstanding equity interests issued by such Entity; or (c) any Entity for which the Company exercises operational control.

Superior Proposal. “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Takeover Proposal (a) which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the equity holders of such Third Party) owning, directly or indirectly, 75% of the outstanding Company Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and (b) which is otherwise on terms and conditions which the Board of Directors of the Company determines by a majority vote in its good faith (after consultation with a financial advisor of national reputation and outside legal counsel) and in light of all relevant circumstances and all the terms and conditions of such proposal and this Agreement, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation (taking into account all financing, regulatory, legal and other aspects, including whether the Takeover Proposal is subject to a financing contingency, the availability of financing and the terms and conditions of any financing commitments or agreements), to be more favorable from a financial point of view to the Company’s stockholders than the Offer, the Merger and the other transactions contemplated hereby; provided, however, that such proposal made pursuant to this clause (b) shall not be adjusted by or be contingent upon any proceeds to be paid to the stockholders by the Company pursuant to the Auction provided for in Section 7.2(b)(ii).

Takeover Proposal. “Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to any (a) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries of the Company) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 20% or more of the outstanding shares of capital stock or any other voting securities of the Company, (c) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of the outstanding shares of capital stock or any other voting securities of the Company or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, in each case other than the transactions contemplated hereby.

Third Party. “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the representatives of such Person, in each case, acting in such capacity.

Walk Away Date. “Walk Away Date” shall mean December 31, 2007; provided, however, if all of the Offer Conditions set forth in Annex I, other than (2), (3) and (a) are satisfied as of such date, then the Walk Away Date shall mean February 29, 2008.

Exhibit B

Tender and Support Agreement

TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of                     , 2007 among Acer Inc., a                     corporation (“Parent”), Galaxy Acquisition Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Person listed on Annex I (the “Stockholder”), an owner of shares of common stock of Target, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, the Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Shares set forth opposite the Stockholder’s name under the heading “Shares Beneficially Owned as of [                    ], 2007” on Annex I (all such directly owned shares of Company Common Stock which are outstanding as of the date hereof and which may hereafter be issued pursuant to any exercise of Company Stock Options or vesting of Restricted Company Shares, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Acquisition Sub and the Company, Parent and Acquisition Sub have requested that the Stockholder, and in order to induce Parent and Acquisition Sub to enter into the Merger Agreement the Stockholder (only in the Stockholder’s capacity as a stockholder of the Company) has agreed to, enter into this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01. Agreement to Tender. (a) The Stockholder shall duly tender, or cause to be tendered, in the Offer, all of the Subject Shares (excluding for purposes of this Section 1.01 Subject Shares that are the subject of unexercised Company Options) pursuant to and in accordance with the terms of the Offer. No later than five business days prior to the Initial Expiration Date, the Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to such Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by the Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.

(b) The Stockholder agrees that once its Subject Shares are tendered by it, the Stockholder will not withdraw, nor permit the withdrawal of, any tender of such Subject Shares, unless and until (i) the Offer shall have been terminated by Acquisition Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 5.03.

ARTICLE 2

ADDITIONAL COVENANTS OF THE STOCKHOLDER

Subject to Section 5.15, the Stockholder hereby covenants and agrees that:

Section 2.01. Voting Of Subject Shares. At every meeting of the stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of the Stockholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Takeover Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares (to the extent that any of the Stockholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

Section 2.02. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, the Stockholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of its Subject Shares or any interest therein, or create or permit to exist any lien or other encumbrance, other than any restrictions imposed by Legal Requirements or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any agreements or commitments (written or oral) with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect; provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Stockholder, any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such trusts; provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Parent) and such transfer shall not relieve the Stockholder of any of its obligations hereunder.

(b) Any attempted transfer of Subject Shares or any interest therein in violation of this Section 2.02 shall be null and void. In furtherance of this Agreement, the Stockholder shall and hereby does authorize the Company and Acquisition Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of its Subject Shares (and that this Agreement places limits on the voting and transfer of its Subject Shares); provided that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.

Section 2.03. Dissenter’s Rights. The Stockholder agrees not to exercise any dissenter’s rights in respect of its Subject Shares which may arise with respect to the Merger.

Section 2.04. Documentation and Information. To the extent required by law, as advised by Parent’s outside counsel, the Stockholder consents to and authorizes the publication and disclosure by Parent of the Stockholder’s identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement.

Section 2.05. Irrevocable Proxies. In order to secure the performance of the Stockholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 2.01, the Stockholder hereby irrevocably grants a proxy appointing such persons as Parent designates as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 2.01, in such person’s discretion, with respect to the Stockholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 5.03. The Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder’s Subject Shares. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.05 is given in connection with the execution of the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 5.03. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 2.05 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder shall execute and deliver to Parent any proxy cards that the Stockholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each meeting of the stockholders of the Company and of the date of the Merger):

Section 3.01. Organization. The Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 3.02. Authorization. If the Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If the Stockholders is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03. No Violation. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a lien or encumbrance on, or the loss of, any of the properties or assets of the Stockholder (including the Stockholder’s Subject Shares) pursuant to: (i) if the Stockholder is not an individual, any provision of its certificate of incorporation, bylaws or similar organizational documents; or (ii) any contract to which the Stockholder is a party or by which any of its properties or assets is bound or any order or law applicable to the Stockholder or its properties or assets.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of the Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 3.04. Ownership of Shares. As of the date hereof, the Stockholder is, and will be (except with respect to any Shares transferred in accordance with Section 2.02(a) hereof), at all times during the period beginning on the date of this Agreement and ending on the date of termination of this Agreement, a beneficial owner of such Subject Shares listed on Annex I. As of the date hereof, except as set forth on Annex II, the Subject Shares together constitute all of the Company Shares beneficially owned by the Stockholder, and are owned free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind.

Section 3.05. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its properties or assets (including such Subject Shares) that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06. Opportunity to Review; Reliance. The Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Stockholder, as of the date hereof and as of the date of each meeting of the stockholders of the Company and the date of the Merger, that it has full corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approvals, to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Acquisition Sub, to:

Acer Inc.

8F, 88, Sec.1, Hsin Tai Wu Rd., Hsichih

Taipei, Hsien 221

Taiwan, R.O.C.

Attention: General Counsel

Facsimile No.: +886-2-2696-3535

with a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: Richard Vernon Smith

Facsimile No.: (415) 773-5759

if to the Stockholder, to:

[                                ]

[                                ]

[                                ]

Attention: [                                ]

Facsimile No.: [                                ]

with a copy to:

[                                ]

[                                ]

[                                ]

Attention: [                                ]

Facsimile No.: [                                ]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.02. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Acquisition Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote its Subject Shares as contemplated by Section 2.01.

Section 5.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) a reduction of the Offer Price.

Section 5.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 5.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Acquisition Sub may assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Affiliates or Subsidiary of Parent at any time; provided that such assignment shall not relieve Parent or Acquisition Sub of its obligations hereunder.

Section 5.08. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Section 5.09. Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 5.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.14. Specific Performance. The parties hereto agree that each of Parent and Acquisition Sub would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that each of Parent and Acquisition Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Acquisition Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.15. Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACER INC.

By:
Name:
Title:

GALAXY ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER:

[ ]

By:
Name:
Title:

ANNEX I

Stockholder	Shares Beneficially Owned as of , 2007

1

ANNEX II

Certain Company Shares that are not Subject Shares

Entity	Company Shares Owned as of , 2007

*	[ ] disclaims beneficial ownership of such shares.

2